Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

TERADATA CORPORATION

APRIMO, INC.

and

TDC MERGER SUB, INC.

Dated as of December 21, 2010

3.21	Labor Matters	30
3.22	Environmental Matters	31
3.23	Insurance	31
3.24	Certain Transactions	32
3.25	Certain Business Relationships, Etc	32
3.26	Illegal Practices	32
3.27	Certain Fees and Liabilities	32
3.28	Accuracy of Representations and Warranties	33

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		33

4.01	Corporate Organization	33
4.02	Authority; Authorization; Enforceability	33
4.03	Consents and Approval; No Violation	33
4.04	Certain Fees and Liabilities	34
4.05	Financing	34

ARTICLE 5 CONDUCT OF BUSINESS		34

5.01	Conduct of Business	34

ARTICLE 6 ADDITIONAL COVENANTS		39

6.01	Access to Information; Confidentiality	39
6.02	Required Actions	39
6.03	Stockholder Consent or Approval	43
6.04	No Solicitation	44
6.05	Fees and Expenses	44
6.06	Transaction Litigation	44
6.07	Public Announcements	44
6.08	Obligations of Merger Sub	45
6.09	Indemnification of Directors and Officers	45
6.10	Additional Financial Statements	45
6.11	Resignation of Directors	46
6.12	Code Scrub Cleanup	46
6.13	Scalability Testing	46
6.14	Section 1445 Certificate	46

ARTICLE 7 CONDITIONS PRECEDENT		47

7.01	Conditions to Each Party’s Obligation to Effect the Merger	47
7.02	Conditions to Obligations of the Company	47
7.03	Conditions to Obligation of Acquiror	47

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		49

ii

8.01	Termination	49
8.02	Effect of Termination	50
8.03	Amendment	50
8.04	Extension; Waiver	50
8.05	Procedure for Termination, Amendment, Extension or Waiver	51

ARTICLE 9 INDEMNIFICATION		51

9.01	Survival of Representations and Warranties; Limitation on Claims	51
9.02	Indemnification Claims	51
9.03	General Procedures Applicable to Claims	52
9.04	Limitation of Liability	52
9.05	Basket Amount	53
9.06	Insurance Proceeds	53
9.07	Claims Against the Escrow Amount; Arbitration	53
9.08	Tax Benefits	54

ARTICLE 10 TAX MATTERS		54

10.01	Indemnification Obligations With Respect to Taxes	54
10.02	Tax Returns and Payment Responsibility	54
10.03	Contest Provisions	56
10.04	Tax Treatment of Post-Closing Adjustments	56
10.05	Limitation	56
10.06	Termination of Tax Sharing Agreements	56

ARTICLE 11 MISCELLANEOUS		57

11.01	Stockholder Representative	57
11.02	Waiver	58
11.03	Entire Agreement; Amendment	58
11.04	Further Assurances	58
11.05	Governing Law	58
11.06	Interpretation	59
11.07	Notices	59
11.08	Counterparts	60
11.09	Parties in Interest; Assignment	60
11.10	No Third Party Beneficiaries	60
11.11	Severability	60
11.12	Specific Enforcement	60
11.13	Waiver of Jury Trial	61

ARTICLE 12 DEFINITIONS		61

12.01	Definitions	61

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is entered into as of December 21, 2010, among TERADATA CORPORATION, a Delaware corporation (“Acquiror”), APRIMO, INC., a Delaware corporation (the “Company”), and TDC MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), under the following circumstances:

A. The Board of Directors of the Company (the “Company Board”) has approved this Agreement and determined that the Merger (as hereinafter defined) on the terms set forth in this Agreement is advisable and in the best interests of its stockholders and has recommended that its stockholders approve the Merger on the terms set forth in this Agreement.

B. The Boards of Directors of Acquiror and Merger Sub have approved this Agreement and the Merger, and Acquiror, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1

THE MERGER

1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the corporation surviving the Merger (the “Surviving Corporation”).

1.02 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on a date to be specified by Acquiror and the Company, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Acquiror and the Company; provided, however, that if all the conditions set forth in Article 7 shall not have been satisfied or (to the extent permitted by Law) waived on such second Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable after the Closing, the parties shall file with the Secretary of State of Delaware (the “Delaware Secretary of State”) a certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and all other filings required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with and accepted by the Delaware Secretary of State (the time the Merger becomes effective being the “Effective Time”).

1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.05 Certificate of Incorporation. The Certificate of Incorporation of the Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be Aprimo, Inc.), until thereafter amended in accordance with its terms and applicable Law.

1.06 Bylaws. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms and applicable Law.

1.07 Directors and Officers. From and after the Effective Time, until their successors are duly elected or appointed and qualified or upon their earlier resignation or removal in accordance with the Bylaws of the Surviving Corporation and applicable Law: (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 2

CONVERSION OF SECURITIES

2.01 Conversion of Capital Stock; Merger Consideration. (a) At the Effective Time, by virtue of the Merger, and without any action on the part of Merger Sub or the Company or their respective Securityholders:

(i) Capital Stock of Merger Sub. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

(ii) Cancellation of Certain Stock. All shares of Common Stock and Preferred Stock that are authorized but unissued or that are issued but not outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

(iii) Company Stock. At the Effective Time, by virtue of the Merger and without additional action on the part of any holder of shares of Company Stock, the Company or Merger Sub, each share of Company Stock that is issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall be canceled and extinguished and converted into the right to receive, upon surrender of the Certificate representing such Company Stock in accordance with Section 2.02, without interest: (A)

an amount in cash equal to the product of (1) the Common Stock Equivalent for such share of Company Stock multiplied by (2) the quotient obtained by dividing (x) the Closing Payment Amount by (y) the Fully-Diluted Shares (the “Per Share Closing Payment”), and (B) an amount in cash equal to the Per Share Deferred Payment(s) determined as set forth in Sections 2.01(d) and 2.01(e) (collectively with the Per Share Closing Payment, the “Per Share Payment Amounts”).

(b) For purposes of this Agreement:

(i) The “Estimated Merger Consideration” shall be an amount in cash equal to $525,000,000 plus or minus (A) the estimated amount of the Working Capital Adjustment, if any (estimated based on the Estimated Adjustment Schedule), minus (B) the estimated amount of the Closing Debt, if any (estimated based on the Estimated Adjustment Schedule) and, plus (C) the amount of the Exercise Cash (estimated based on the Estimated Adjustment Schedule);

(ii) The “Closing Payment Amount” shall be an amount in cash equal to the sum of (A) the Estimated Merger Consideration, minus (B) the Escrow Amount, plus (C) the aggregate exercise price of unexercised Options and Warrants entitled to payment pursuant to Sections 2.03(a) and 2.03(b).

(iii) The “Adjusted Merger Consideration” shall be the Estimated Merger Consideration, plus or minus (A) the difference, if any, between the estimated Working Capital Adjustment provided pursuant to Section 2.05(a) and the final Working Capital Adjustment determined as provided in Section 2.05(b), and plus or minus (B) the difference, if any, between the amount of the estimated Closing Debt provided pursuant to Section 2.05(a) and the final Closing Debt amount determined as provided in Section 2.05(b), and plus or minus (C) the difference, if any, between the amount for the estimated Exercise Cash provided pursuant to Section 2.05(a) and the final Exercise Cash amount determined as provided in Section 2.05(b).

(c) Within two Business Days after the Closing Statement becomes final and binding in accordance with Section 2.05:

(i) if the Adjusted Merger Consideration is greater than the Estimated Merger Consideration determined on the Closing Date, Acquiror shall cause the Surviving Corporation to pay to the Escrow Agent to hold in accordance with the terms of the Escrow Agreement as part of the Escrow Amount an amount equal to the difference between the Estimated Merger Consideration and the Adjusted Merger Consideration, or

(ii) if the Adjusted Merger Consideration is less than the Estimated Merger Consideration, Acquiror shall be entitled to make a claim (an “Adjustment Claim”) against the Escrow Amount in accordance with the terms of the Escrow Agreement for the amount by which the Adjusted Merger Consideration is less than the Estimated Merger Consideration.

(d) At or prior to the Effective Time, Acquiror shall deposit the Escrow Amount with the Escrow Agent to hold pursuant to the Escrow Agreement. On the Interim Distribution Date,

Acquiror shall instruct the Escrow Agent to pay (directly or through a payroll processor) as soon as practicable, but in any event within two (2) Business Days, to each former holder of Securities who is entitled to receive the Per Share Deferred Payment(s) pursuant to Section 2.01 or 2.03 (subject, however, to Section 2.02(f)), for each Security held at the Effective Time, an amount equal to (A) either (1) if the aggregate amount of any Claim Reserve then existing together with any amounts previously paid out of the Escrow with respect to Claims (the “Aggregate Claims”) is less than $5,000,000, $25,000,000 or (2) if the amount of the Aggregate Claims is $5,000,000 or more, $25,000,000 less the amount of the Aggregate Claims in excess of $5,000,000, divided by (B) the Fully Diluted Shares, and multiplied by (C) the applicable Common Stock Equivalent for the class of Security held (the “Per Share Interim Payment”). On the Expiration Date, Acquiror shall instruct the Escrow Agent to pay (directly or through a payroll processor) as soon as practicable, but in any event within two (2) Business Days, to each former holder of Securities who is entitled to receive Per Share Deferred Payment(s) pursuant to Section 2.01(a) or 2.03 (subject, however, to Section 2.02(f)), for each Security held at the Effective Time, an amount equal to (A) the remaining Escrow Amount less the amount of any Claim Reserve then existing, divided by (B) the Fully Diluted Shares and multiplied by (C) the applicable Common Stock Equivalent for the class of Security held (the “Per Share Expiration Date Payment”).

(e) If the entire remaining Escrow Amount is not paid on the Expiration Date in accordance with Section 2.01(d) as a result of one or more pending Indemnity Claims, then at the time that all pending Indemnity Claims have been fully resolved as provided in Article 9 or Article 10 and any required payment is made from the Claim Reserve with respect to such Claim to the Acquiror Group, Acquiror shall instruct the Escrow Agent to pay (directly or through a payroll processor) as soon as practicable, but in any event within two (2) Business Days, to each former holder of Securities entitled to receive any Deferred Payments pursuant to Section 2.01(a) or Section 2.03 (subject, however, to Section 2.02(f)), for each Security held at the Effective Time, an amount equal to (A) any remaining Claim Reserve, divided by (B) the Fully Diluted Shares, and multiplied by (C) the applicable Common Stock Equivalent for the class of Security held (the “Per Share Final Payment” and, collectively with the Per Share Interim Payment and the Per Share Expiration Date Payment, if any, the “Per Share Deferred Payment(s)”).

(f) The Per Share Payment Amounts shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Stock), reorganization, recapitalization or other like change with respect to the Securities occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

(g) Each holder of more than one percent (1%) of the Fully Diluted Shares, shall be entitled to receive all payments hereunder by wire transfer pursuant to the instructions provided pursuant to Section 2.02(b).

2.02 Exchange Fund. The procedures for exchanging outstanding shares of Company Stock for the Closing Payment Amount to be paid with respect to such Company Stock pursuant to Section 2.01(a) are as follows:

(a) At or prior to the Effective Time, Acquiror shall deposit with the Exchange Agent, for the benefit of the Securityholders for payment through the Exchange Agent in accordance with this Section 2.02, cash in an amount equal to the Estimated Merger Consideration less the Escrow Amount (the “Exchange Fund”).

(b) Promptly after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record of a Certificate: (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Closing Payment Amount payable with respect thereto, provided that the Acquiror shall use commercially reasonable efforts to assist the Company in developing arrangements for the delivery of such materials prior to Closing to stockholders of the Company holding one percent (1%) or more of the Fully Diluted Shares to facilitate the payment of the Per Share Closing Payment to such stockholders immediately following the Effective Time, provided that the Company provides payment instructions to Acquiror at least three Business Days prior to the Effective Time. Such instructions may include directions by a group of Affiliated Securityholders as to the appropriate allocations of payments among such Affiliated Securityholders (including, by way of example, a request to allocate a disproportionate share of the aggregate Closing Payment Amount payable to such Affiliated Securityholders to one of such Affiliated Securityholders in exchange for such Affiliate giving up the right to Deferred Payment(s) and the payment of such Deferred Payments instead to the other Affiliated Securityholder), provided that prior to the Closing Date all such Affiliated Securityholders certify in writing to the Exchange Agent their agreement to such allocation, and agree to indemnify the Acquiror, the Exchange Agent and all other Securityholders for any claims arising out of the Exchange Agent’s compliance with such instructions. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the Per Share Closing Payment that such holder has the right to receive pursuant to this Article 2 in respect of all Company Stock held by such holder, payable as provided in this Article 2, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Company Stock not registered in the transfer records of the Company, the applicable Per Share Closing Payment may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that an applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Closing Payment as contemplated by this Section 2.02 and any Per Share Deferred Payment(s) payable pursuant to Sections 2.01(d) and 2.01(e).

(c) From and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

(d) Any portion of the Exchange Fund which remains undistributed to the holders of Securities as of the end of the sixth month after the Effective Time shall be delivered to Acquiror (subject to abandoned property, escheat or similar law), upon demand, and any holder of Securities who has not previously complied with this Section 2.02 shall be entitled to receive from Acquiror (subject to abandoned property, escheat or similar law) payment of its claim for the applicable Per Share Closing Payment and any Deferred Payments payable pursuant to Section 2.01, without interest.

(e) To the extent permitted by applicable Law, none of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Each of Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Securities such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law; provided, that if such payment is to be made on behalf of Acquiror or the Surviving Corporation by the Exchange Agent, Escrow Agent or a payroll agent, the Exchange Agent, Escrow Agent and/or payroll agent may so deduct and withhold such amounts and pay such amounts to or as directed by Acquiror or the Surviving Corporation for remittance as provided in this Section 2.02(f). To the extent that amounts are so withheld, such withheld amounts: (i) shall be remitted to the applicable Governmental Entity, and (ii) upon payment to such applicable Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to such holder of Securities in respect of which such deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Closing Payment Amount deliverable in respect thereof pursuant to this Agreement.

2.03 Equity Awards and Warrants. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee of the Company Board administering the Option Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents, which shall be in a form reasonably acceptable to Acquiror) as may be required to effect the following:

(i) at the Effective Time, each outstanding Option shall be canceled in full and the holder thereof shall be entitled to receive, in consideration for such cancellation:

(A) an amount in cash equal to the product of: (x) the number of shares of Common Stock subject to the vested portion of such Option immediately prior to the Effective Time (after giving effect to any acceleration of vesting by reason of the Merger), and (y) the excess, if any, of the Per Share Closing Payment over the exercise price per share of Common Stock subject to such Option, which amount (less any required withholding) shall be payable to such holder from the Exchange Fund (directly or through a payroll processor) as soon as practicable following the Effective Time, but in no event later than 10 days thereafter, and

(B) if the holder of the Option is entitled to receive a payment under Section 2.03(a)(i)(A), an additional amount in cash equal to the product of (x) the number of shares of Common Stock subject to the vested portion of such Option immediately prior to the Effective Time (after giving effect to any acceleration of vesting by reason of the Merger), and (y) the Per Share Deferred Payment(s) amount payable pursuant to Section 2.01(d) or 2.01(e), which amount(s) (less any required withholding) shall be payable to such holder from the Escrow Amount (directly or through a payroll processor) at the time or times any such payments are made with respect to the Company Stock pursuant to Section 2.01 and provided that all such payments shall be made within five years after the Effective Time to the extent required by Section 409A of the Code;

(ii) at the Effective Time, each outstanding RSU shall be canceled in full and the holder thereof shall be entitled to receive, in consideration for such cancellation:

(A) an amount in cash equal to the product of (x) the number of shares of Common Stock subject to the vested portion of such RSU immediately prior to the Effective Time (after giving effect to any acceleration of vesting by reason of the Merger) and (y) the Per Share Closing Payment, which amount (less any required withholding) shall be payable to such holder from the Exchange Fund (directly or through a payroll processor) as soon as practicable following the Effective Time, but in no event later than 10 days thereafter, and

(B) an amount in cash equal to the product of (x) the number of shares of Common Stock subject to the vested portion of such RSU immediately prior to the Effective Time (after giving effect to any acceleration of vesting by reason of the Merger), and (y) any Per Share Deferred Payment(s) payable pursuant to Section 2.01(d) or 2.01(e), which amount(s) (less any required withholding) shall be payable to such holder from the Escrow Amount (directly or through a payroll processor) at the time or times any such payments are made with respect to the Company Stock pursuant to Section 2.01 and provided that all such payments shall be made within five years after the Effective Time to the extent required by Section 409A of the Code.

(b) As soon as practicable following the date of this Agreement, the Company Board shall adopt such resolutions and take such other actions (including obtaining any required consents) as may be required so that, at the Effective Time, each holder of a Common Warrant (and of any Series A2 Warrant that permits the adjustments provided for in this Section 2.03(b)) outstanding immediately prior to the Effective Time shall be entitled to receive pursuant to such Common Warrant (or such Series A2 Warrant), upon exercise of such Common Warrant (or such Series A2 Warrant) pursuant to its terms, solely:

(i) an amount in cash equal to the product of the number of Common Stock Equivalents subject to the Warrant immediately prior to the Effective Time and the Per Share Closing Payment per Common Stock Equivalent subject to such Warrant, which amount shall be payable to such holder from the Exchange Fund as soon as practicable following the Effective Time, but in no event later than 10 days thereafter, and

(ii) an amount in cash equal to the product of (x) the number of shares of Company Stock subject to the Warrant immediately prior to the Effective Time, and (y) the Per Share Deferred Payment(s) payable pursuant to Section 2.01(d) or 2.01(e) with respect to the class of Company Stock subject to such Warrant, which amount(s) shall be payable to such holder from the Escrow Amount at the time or times any such payments are made with respect to the Company Stock pursuant to Section 2.01.

(c) As soon as practicable following the date of this Agreement, the Company Board shall adopt such resolutions and take any other actions (including obtaining any required consents) as may be required so that any Series A2 Warrant that by its terms does not permit the adjustments provided for in Section 2.03(b) will be cancelled as of the Effective Time if not exercised prior to the Effective Time.

2.04 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, Company Stock issued and outstanding immediately prior to the Effective Time that is held by any record holder who is entitled to demand and properly demands appraisal of such Company Stock pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Per Share Payment Amounts payable pursuant to this Article 2, but instead at the Effective Time the holders of Appraisal Shares shall become entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and at the Effective Time all Appraisal Shares shall cease to be outstanding and shall automatically be canceled and cease to exist and the holder of such Appraised Shares shall cease to have any rights with respect thereto, except as set forth in this Section 2.04. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and each of such holder’s Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Per Share Payment Amounts. The Company shall deliver prompt notice to Acquiror of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by the Company for appraisal of any Shares, and provide Acquiror with the opportunity to participate (at its expense) in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any amount payable to any holder of Appraisal Shares exercising appraisal rights shall be paid in accordance with the DGCL by Acquiror.

2.05 Estimated Adjustment Amounts and Closing Statement. (a) At least five Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror a schedule (the “Estimated Adjustment Schedule”) setting forth its good faith estimates of each of the following amounts as of the Closing Date (the “Estimated Adjustment Amounts”): (i) the amount of the Closing Debt, if any, (ii) the amount of the Closing Net Working Capital, (iii) the amount of the Working Capital Adjustment, if any, and (iv) the amount of the Exercise Cash (including a statement identifying the Options and Warrants exercised and the Persons who exercised such Options and Warrants). The Estimated Adjustment Amounts shall be subject to Acquiror’s reasonable approval. The Company shall make available to Acquiror all work papers and other books and records used in calculating the Estimated Adjustment Amounts, as well as the appropriate personnel involved in the preparation thereof.

(b) Within 60 days after the Closing Date, Acquiror shall cause to be prepared and delivered to the Stockholder Representative a statement (the “Closing Statement”) setting forth, as of the Effective Time: (i) the amount of the Closing Debt, if any, (ii) the amount of the Exercise Cash, and (iii) a calculation of the net working capital of the Company and its Subsidiaries, which shall be prepared from the books and records of the Company and shall show the following as of the Effective Time (determined on a consolidated basis in accordance with GAAP, applied consistently with the manner in which the Company’s audited 2009 financial statements included in the Financial Statements were prepared):

(i) the aggregate book value of the current assets of the Company, excluding any prepaid initial public offering expenses and less the amount of the Exercise Cash (collectively, the “Current Assets”), and

(ii) the aggregate current liabilities of the Company, but excluding any Closing Debt and any deferred revenue (collectively, the “Current Liabilities”).

(c) The Closing Statement also shall show the amount determined by subtracting the Current Liabilities from the Current Assets (the result of such subtraction being the “Closing Net Working Capital”). Based on the Closing Net Working Capital, the adjustment (the “Working Capital Adjustment”) used to calculate the Adjusted Merger Consideration shall be as follows: (i) if the Closing Net Working Capital is less than 95% of the Target Working Capital, the Working Capital Adjustment shall be a downward adjustment equal to the amount by which the Closing Net Working Capital is less than 95% of the Target Working Capital, and (ii) if the Closing Net Working Capital is more than 105% of the Target Working Capital, the Working Capital Adjustment shall be an upward adjustment equal to the amount by which the Closing Net Working Capital exceeds 105% of the Target Working Capital. For purposes of clarity, the Working Capital Adjustment shall be zero if not adjusted pursuant to the forgoing clauses (i) or (ii).

(d) Upon delivery of the Closing Statement, the Acquiror shall deliver to the Stockholder Representative all relevant backup materials reasonably requested by the Stockholder Representative, including all schedules and detailed backup used in any of the calculations above. The Closing Statement shall become final and binding upon the parties on the earlier of: (i) the date the Stockholder Representative gives notice of his acceptance of the Closing Statement, (ii) the 30th day following receipt of the Closing Statement by the Stockholder Representative, unless the Stockholder Representative gives written notice to Acquiror prior to such date of his disagreement with the Closing Statement (the “Notice of Disagreement”), or (iii) if the Notice of Disagreement is received by Acquiror within such 30-day period, on the earlier of: (x) the date Acquiror and the Stockholder Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (y) the date any disputed matters finally are resolved in writing by the Accounting Firm as hereinafter provided. The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement, which must be based on the Closing Statement not being accurate, not being prepared in accordance with this Section 2.05, or state that the Acquiror has failed to provide sufficient backup materials and information to allow the Stockholder Representative to review.

(e) During the 30-day period following the delivery of the Notice of Disagreement, Acquiror and the Stockholder Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement and Acquiror shall also deliver to the Stockholder Representative all reasonably requested relevant backup materials not previously provided, in detail reasonably requested by the Stockholder Representative. If all such differences are not so resolved within the 30-day period, at the end of such 30-day period, Acquiror and the Stockholder Representative shall submit to an independent accounting firm (the “Accounting Firm”) for review and resolution any and all matters which remain in dispute and which were property included in the Notice of Disagreement. Unless Acquiror and the Stockholder Representative otherwise agree in writing, the Accounting Firm shall be KPMG LLP. The Accounting Firm shall promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those unresolved items and amounts specifically set forth and objected to in the Notice of Disagreement, and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. The Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm, and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement. The Accounting Firm shall be instructed to use its best efforts to notify the parties of its determination concerning the matter(s) included in the Notice of Disagreement within 30 days of its appointment. The determination of the Accounting Firm shall be final and binding on the parties, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Acquiror and the Stockholder Representative each shall pay their own fees and expenses incurred in connection with any such arbitration and 50% of the fees and expenses of the Accounting Firm, provided, however, that the Stockholder Representative shall be entitled to deduct its portion of such fees and expenses from the Escrow Amount.

2.06 Authority to Convey Assets. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances and any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company as a result of, or in connection with, the Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub and/or the Company, as applicable, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub and/or the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the Merger.

2.07 Certain Tax Matters. For U.S. federal income tax purposes, any payment to the Securityholders other than holders of Equity Awards of any Escrow Amount will be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate, and will be subject to imputation of interest under Section 483 or Section 1274 of the Code. Any interest and earnings on the Escrow Amount will be included in the gross income of the Acquiror pursuant to Section 468B(g) of the Code. In no event shall the total amount of the Escrow Amount, including any interest and earnings thereon, to be paid to the Securityholders under this Agreement exceed an amount to be designated pursuant to this Agreement, which is intended to ensure that the right of the Securityholders to any such payments is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. Neither the Acquiror nor the Company shall take a position in any Tax Return or examination or other administrative or judicial proceeding (including any ruling request) relating to any Tax that is inconsistent with such treatment. Any payment of any Escrow Amount to a holder of Equity Awards will be treated as compensation reportable on Forms W-2 to be issued by the Company and includable in gross income of such holder at the time of payment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Merger Sub and Acquiror as follows:

3.01 Organization, Standing and Power. Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of the Company and the Subsidiaries has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each of the Company and the Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has delivered or made available to Acquiror, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Certificate”) and the bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”), and the certificate of incorporation and bylaws (or similar organizational documents) of each of the Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Acquiror complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Company Board and each committee of the Company Board and the Board of Directors of each of the Subsidiaries held since December 1, 2007, and all such meetings held prior to such date and on or after January 1, 2005 at which any Company Board action was taken, other than portions of any minutes (or drafts thereof) related to the transactions contemplated by this Agreement. The Company has made available to Acquiror complete and correct copies of all resolutions of the Company Board and each committee thereof in respect of this Agreement and the transactions contemplated hereby.

3.02 Subsidiaries. (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Subsidiary have been validly issued and are fully paid and nonassessable and are (other than directors qualifying shares and shares held by natural persons pursuant to requirements of Law of non-U.S. jurisdictions) owned by the Company, by another Subsidiary or by the Company and another Subsidiary, free and clear of all Encumbrances, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 3.02 of the Disclosure Letter sets forth a true and complete list of all of the Subsidiaries, showing for each the jurisdiction of its organization, its address, each jurisdiction in which it is authorized to conduct or actually conducts business and the number and kind of authorized and outstanding shares of capital stock, voting securities and other equity interests.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Subsidiaries disclosed in Section 3.02 of the Disclosure Letter, neither the Company nor any Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.

3.03 Capital Structure. (a) As of the date of this Agreement: (i) the authorized capital stock of the Company consists of 125,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.001 per share, (ii) 40,413,117 shares of the Common Stock were issued and outstanding (none of which were subject to vesting or transfer restrictions and/or subject to forfeiture back to the Company), (iii) 9,708,737 shares of Series A Preferred Stock were issued and outstanding, (iv) 9,408,175 shares of Series A1 Preferred Stock were issued and outstanding, (v) 13,982,282 shares of Series A2 Preferred Stock were issued and outstanding, (vi) 9,803,920 shares of Series B Preferred Stock were issued and outstanding, (vii) 18,351,995 shares of the Common Stock were reserved and issuable upon exercise of outstanding Options or settlement of RSUs pursuant to the Option Plans, and (viii) 4,570 shares of the Common Stock and 829,315 shares of Series A2 Preferred Stock were reserved for issuance pursuant to the Warrants. Except as set forth in this Section 3.03(a), as of the date of this Agreement no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. No shares of Company Stock are held by any Subsidiary. All of the terms and rights of the Company Stock (including without limitation, conversion rights) are set forth in the Company Certificate. The definition of Common Stock Equivalent in Section 12.01 accurately reflects the conversion rights of each class of Preferred Stock as of the date of this Agreement.

(b) Section 3.03(b) of the Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding Options, the number of shares of Common Stock subject to each such Option, the grant date, exercise price per share, vesting schedule and expiration date of each such Option, the name of the holder thereof, an indication of whether or not each such holder is a current employee or director of the Company or any Subsidiary, whether or not such Option (or any portion thereof) is intended to qualify as an “incentive stock option” under Section 422 of the Code and the name of the Option Plan pursuant to which each such Option was granted. As of the date of this Agreement, other than the outstanding Options, the RSUs described in Section 3.03(c) of the Disclosure Letter and the Warrants described in Section 3.03(d) of the Disclosure Letter, there are no outstanding rights of any Person to receive Common Stock under the Option Plans or otherwise, on a deferred basis or otherwise. The Company has provided to Acquiror a complete and accurate copy of the Option Plans and the forms of all stock option agreements evidencing the Options. All Options may be treated as provided in Section 2.03(a)(i).

(c) Section 3.03(c) of the Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding RSUs, the grant date, vesting schedule and expiration date of each such RSU, the name of the holder thereof, and an indication of whether or not each such holder is a current employee or director of the Company or any Subsidiary. The Company has provided to Acquiror a complete and accurate copy of all agreements evidencing the RSUs. All RSUs may be treated as provided in Section 2.03(a)(ii).

(d) Section 3.03(d) of the Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding Warrants, the number of shares and class of Company Stock subject to each outstanding Warrant, the exercise price and expiration date of the Warrant, and the name of the holder of each of the Warrants. The Company has provided to Acquiror a complete and accurate copy of all Agreements evidencing the Warrants. All Warrants may be treated as provided in Sections 2.03(b) and 2.03(c), as applicable.

(e) All outstanding shares of the Company Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of the Options and the Warrants will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate, the Company Bylaws, any Contract to which the Company is a party or otherwise bound or any applicable securities Laws and other applicable Laws. Except as set forth in this Section 3.03, as of the date of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold: (i) any capital stock of the Company or any Subsidiary or any securities of the Company or any Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary, (ii) any warrants, calls, options or other rights to acquire from the Company or any Subsidiary, or any other obligation of the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary or (iii) any rights issued by or other obligations of the Company or any Subsidiary that are linked in any way to the price of any class of Company Stock or any shares of capital stock of any Subsidiary, the value of the Company, any Subsidiary or any part of the Company or any Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Subsidiary. Except as set forth above in this Section 3.03 in connection with the Options, as of the date of this Agreement or pursuant to the terms of the Company Certificate, there are not any outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Each Warrant was duly executed and delivered by each party thereto, and a true and correct copy of each such Warrant was provided to Acquiror prior to the date of this Agreement. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any of the Subsidiaries is a party to any voting agreement with respect to the voting of any stock or voting securities of, or other equity interests in, the Company. Except for this Agreement, neither the Company nor any of the Company is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any Subsidiary.

(f) All outstanding shares of Company Stock and all outstanding Options and Warrants have been issued in compliance with all applicable securities Laws.

3.04 Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval. The Company Board, by a vote at a meeting duly called at which a quorum of directors of the Company was present, adopted resolutions: (i) approving this Agreement, (ii) declaring advisable the Merger on substantially the terms and conditions set forth in this Agreement and determining that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and its stockholders, and (iii) recommending that the Company’s stockholders approve the Merger and directing that the Merger be submitted to the Company’s stockholders for approval as provided in Section 6.03, and such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the approval of the Merger and adoption of this Agreement by the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding shares of the Common Stock and Preferred Stock, voting together as a class, and by the affirmative vote of 60% of the votes entitled to be cast by holders of outstanding shares of Preferred Stock, voting together as a class, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each of Acquiror and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, and other Laws of general applicability relating to or affecting creditors rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No “interested stockholder,” “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation (including Title 3, Subtitle 7 of the DGCL), or similar provision or term of the Company Certificate or the Company Bylaws, applies with respect to the Company with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

3.05 Consents and Approvals; No Violation. Subject to obtaining the Required Consents, and except: (i) as may result solely from any facts or circumstances relating to Acquiror or its Affiliates, or (ii) for the other consents, approvals and other matters listed in Section 3.05 of the Disclosure Letter, neither the execution and delivery of this Agreement or any Ancillary Agreement to be executed and delivered by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will:

(a) conflict with or result in any breach of any provision of the Company Certificate, the Company Bylaws, or any other governing document or agreement of the Company;

(b) result in the creation of any Encumbrances upon the capital stock or the properties or assets of the Company or any Subsidiary;

(c) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration of, any Material Contract or, to the extent that individually or in the aggregate it would have a Material Adverse Effect, any other Contract;

(d) violate any Law applicable to the Company or any Subsidiary or any of their respective properties or assets; or

(e) require any consent, approval, authorization or Permit of or from, or filing with or notification to, any Governmental Entity.

3.06 Financial Statements. (a) Except as otherwise set forth in Section 3.06 of the Disclosure Letter, the Financial Statements have been prepared in accordance with GAAP (except, in the case of the unaudited interim financial statements included in the Financial Statements, for the absence of footnotes, the anticipated year-end adjustments disclosed in Section 3.06 of the Disclosure Letter and other normal year-end adjustments that are not material in amount) and, in the case of the unaudited financial statements, in a manner consistent with the manner in which the 2009 audited financial statements included in the Financial Statements were prepared. The Financial Statements present fairly the consolidated financial position of the Company at the dates thereof and the Company’s consolidated results of operations and related changes in financial position for the periods then ended (subject, in the case of unaudited Financial Statements, to the absence of footnotes, the anticipated year-end adjustments disclosed in Section 3.06 of the Disclosure Letter and other normal year-end adjustments that are not material in amount). The Company and the Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP, including, without limitation, books and records that are accurate and complete in all material respects.

(b) The Company has provided to Acquiror true and correct copies of all management recommendation and other similar letters and recommendations received from the Company’s auditors.

(c) The current internal operating systems (hardware and software) of the Company and the Subsidiaries, including, without limitation, billing systems (but not including customer hosting systems), are adequate to conduct the business of the Company and the Subsidiaries as presently conducted and at the levels of business contemplated for 2011 and 2012 in the business plan provided by the Company to Acquiror, without additional capital expenditures other than as set forth in the business plan of the Company provided by the Company to Acquiror.

(d) The current customer hosting systems are adequate to conduct the business of the Company and the Subsidiaries as presently conducted and at the levels of business contemplated for 2011 in the business plan provided by the Company to Acquiror, without additional expenditures other than as set forth in the Company’s business plan provided by the Company to Acquiror.

3.07 Undisclosed Liabilities. Except as otherwise described in Section 3.07 of the Disclosure Letter, neither the Company nor any Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise, matured or unmatured, and whether due or to become due, including, without limitation, liabilities or obligations created or accelerated by reason of the Merger or the execution and delivery of this Agreement) other than: (i) liabilities or obligations reflected or reserved on the balance sheet at September 30, 2010 included in the Financial Statements, (ii) trade payables and current and long-term liabilities incurred by the Company or a Subsidiary in the ordinary course of business consistent with past practice since the Balance Sheet Date for goods or services rendered or received after the Balance Sheet Date, (iii) liabilities and obligations arising under any Contract executed by the Company or any Subsidiary after the Balance Sheet Date with respect to goods or services rendered or received after the Balance Sheet Date in the ordinary course of business consistent with past practice, and (iv) liabilities and obligations incurred in the negotiation and execution of this Agreement.

3.08 Absence of Certain Changes or Events. Except as otherwise described in Section 3.08 of the Disclosure Letter, since the Balance Sheet Date, the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice, and there has been no:

(a) (i) event or occurrence that individually or in the aggregate has caused a Material Adverse Effect, or (ii) any event or occurrence that, individually or in the aggregate, to the Knowledge of the Company, is reasonably likely to cause a Material Adverse Effect;

(b) authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, the Company or the capital stock or voting securities of, or other equity interests in, any of the Subsidiaries (other than dividends or other distributions by a direct or indirect wholly owned Subsidiary to its shareholders or other equity holders) or any repurchase for value by the

Company of any stock or voting securities of, or other equity interests in, the Company or the capital stock or voting securities of, or other equity interests in, any of the Subsidiaries;

(c) split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, the Company, securities convertible into or exercisable or exchangeable for stock or voting securities of, or other equity interests in, the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, the Company;

(d) incurrence of material Indebtedness for borrowed money or guarantee of such Indebtedness of another Person (other than the Company or a wholly owned Subsidiary), or issue or sale of debt securities, warrants or other rights to acquire any debt security of the Company or any Subsidiary other than Indebtedness incurred in the ordinary course of business or Indebtedness incurred under any credit facility of the Company in existence on the date hereof;

(e) (i) transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of the Company’s or any Subsidiary’s property or assets in excess of $50,000 outside of the ordinary course of business consistent with past practice (other than sales of inventory or sales of obsolete assets or assets with no material book value), or (ii) acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(f) except as required to comply with applicable Law or to comply with any Employee Plan (including any award agreement thereunder) in effect as of the Balance Sheet Date: (i) establishing, adopting, entering into, terminating or amending, or taking of any action to accelerate the vesting or payment of, any compensation or benefits under, any material collective bargaining agreement or Employee Plan (or any award thereunder), provided that with respect to the amendment of an Employee Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), this clause (i) shall apply only to material amendments of such plan; (ii) increasing in any material respect the compensation or benefits of, or paying any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of the Company or any Subsidiary, except for increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of the Company or any Subsidiary who are not executive officers; (iii) paying of any benefit or amount not required under any Employee Plan as in effect on the Balance Sheet Date; (iv) granting or paying of any change in control, retention, severance or termination compensation or benefits; (v) taking of any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan; (vi) changing of any actuarial or other assumption used to calculate funding obligations with respect to any Employee Plan; or (vii) changing the manner in which contributions to any Employee Plan are made or the basis on which such contributions are determined;

(g) change in accounting methods, principles or practices by the Company or any Subsidiary in any material respect, except insofar as may have been required by a change in GAAP; or

(h) with respect to all Taxes payable to any federal, state or local government or other Governmental Entity within the United States: (i) material election with respect to Taxes, (ii) material changes to any such election or existing election, or (iii) settlement or compromise by the Company or any Subsidiary of any Tax liability or refund, other than, in each case, in the ordinary course of business;

(i) any material change in the pricing, sales, receivables and payables practices of the Company and its Subsidiaries, and neither the Company nor any Subsidiary has engaged in: (i) any trade loading practice or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating sales to a prior quarter that would otherwise be expected to occur in subsequent quarters other than in the ordinary course of business consistent with past practice, (ii) any practice that would have the effect of accelerating the collection of receivables to a prior quarter that would otherwise be expected to occur in subsequent quarters other than in the ordinary course of business consistent with past practice, or (iii) any practice that would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior quarters other than in the ordinary course of business consistent with past practice;

(j) physical damage, destruction or property loss in an amount exceeding $20,000 in the aggregate affecting any of the assets of the Company or any Subsidiary (whether or not covered by insurance);

(k) entrance into, modification or amendment to, termination or waiver of any material rights by the Company or any Subsidiary under any Material Contract except in the ordinary course of business consistent with past practice;

(l) labor union organizing activity or actual or, to the Knowledge of the Company, threatened, employee strikes, work stoppages, slow-downs or other labor disputes or disturbances or any material adverse change in relations with employees;

(m) loan or advance by the Company or any Subsidiary to any Person, other than advances of expenses to employees in the ordinary course of business in accordance with the Company’s normal expense reimbursement policy;

(n) payment by the Company or any Subsidiary of their respective accounts and notes payable, or collection of their respective accounts and notes receivable, except in the ordinary course consistent with past practice;

(o) capital expenditures by the Company or any Subsidiary in excess of the amounts specified for the respective fiscal quarters in which the expenditures occur as set forth in the portion of the Company’s capital expenditure plan set forth in Section 5.01(a)(xvi) of the Disclosure Letter (the “Capex Plan”);

(p) transaction between the Company or any Subsidiary and any Affiliate of the Company (other than a Subsidiary) or any of the Securityholders (other than the continued employment of Securityholders who are employed by the Company or any Subsidiary); or

(q) agreement or commitment to do any of the foregoing.

3.09 Personal Property. (a) Set forth in Section 3.09(a) of the Disclosure Letter is an accurate and complete list of all Owned Personal Property with a book value in excess of $5,000. The Owned Personal Property includes all computers, equipment, furniture, furnishings, tools, vehicles and other tangible personal property reflected on the most recent balance sheet included in the Financial Statements other than: (i) tangible personal property disposed of in the ordinary course of business, and (ii) tangible personal property reflected on such balance sheet because it is leased by the Company or any Subsidiary pursuant to a capital lease.

(b) Set forth in Section 3.09(b) of the Disclosure Letter is an accurate and complete list of: (i) all computers, equipment, furniture, furnishings, tools, vehicles and other tangible personal property leased by the Company or any Subsidiary (collectively, the “Leased Personal Property”). All of the leases and other Contracts under which the Company or any Subsidiary leases the Leased Personal Property are included in the Material Contracts.

(c) All of the Owned Personal Property and the Leased Personal Property are in good operating condition, ordinary wear and tear excepted. The Leased Personal Property has been maintained in all material respects in accordance with the requirements of the applicable lease and such maintenance has been performed on a timely and complete basis. Except as set forth in Section 3.09(a) or Section 3.09(b) of the Disclosure Letter, all of the Owned Personal Property and the Leased Personal Property is located at the Leased Real Property other than portable computers used in other locations in the ordinary course of business consistent with past practice.

3.10 Real Property. (a) The Company and the Subsidiaries do not own, and have never owned, any real property. Set forth in Section 3.10 of the Disclosure Letter is an accurate and complete list of all real property leased by the Company or any Subsidiary (collectively, the “Leased Real Property”). The Company has delivered to Acquiror a complete and accurate copy of each lease and other Material Contract under which the Company or any Subsidiary leases the Leased Real Property.

(b) The Company has maintained the Leased Real Property in all material respects in accordance with the requirements of the applicable lease and in a manner sufficient to support the operations of the Company.

(c) To the Knowledge of the Company, the Leased Real Property is not subject to any rights of way or use restrictions that limit or interfere with the use of the Leased Real Property in the manner it has been used by the Company or a Subsidiary. Except as otherwise set forth in Section 3.10 of the Disclosure Letter, to the Knowledge of the Company: (i) the water, electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available to the Leased Real Property are adequate for the present use of such real property in the conduct of the businesses presently conducted or currently contemplated by the Company and the

Subsidiaries; (ii) neither the Company nor any Subsidiary has received any written notice that any Governmental Entity having the power of eminent domain or condemnation over the Leased Real Property has commenced or intends to exercise the power of eminent domain or condemnation or a similar power with respect to all or any part of the Leased Real Property; (iii) no notice from any Government Entity has been received by the Company or any Subsidiary regarding any assessment for public improvements having been made against the Leased Real Property on which any installment is due and payable and remains unpaid; (iv) no notice from any Government Entity has been received by the Company or any Subsidiary requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Leased Real Property which has not been complied with in all material respects prior to the date of this Agreement, and (v) there has been no Release of any Hazardous Substance on the Leased Real Property by the Company or any Subsidiary or any other Person and the Leased Real Property is in compliance with all applicable Environmental Laws.

3.11 Title to Assets and Sufficiency of Assets. (a) Except as set forth in Section 3.11 of the Disclosure Letter, the Company or a Subsidiary has good and valid title to all of the Owned Personal Property and a valid leasehold interest in all of the Leased Personal Property and the Leased Real Property (with quiet possession), in each case free and clear of all Encumbrances other than (x) Permitted Encumbrances and (y) Encumbrances securing only the Revolving Credit Obligations.

(b) The Owned Personal Property, the Company Intellectual Property, the Leased Personal Property, the Leased Real Property and the current assets of the Company and the Subsidiaries constitute all of the material assets used in or required to conduct the business of the Company and its Subsidiaries in substantially the same manner as it was being conducted during the year prior to the date of this Agreement.

3.12 Prepaid Assets. The prepaid assets of the Company set forth on the Financial Statements represent bona fide prepayments of expenses made by the Company or a Subsidiary, credit for which reasonably is expected to be afforded to the Company or the Subsidiary after the Closing by the Person(s) who received such payments in accordance with the applicable Contracts with such Person(s).

3.13 Accounts Receivable; Accounts Payable and Accrued Liabilities. All of the accounts receivable of the Company and the Subsidiaries are set forth on Section 3.13 of the Disclosure Letter and represent actual indebtedness or other obligations incurred by the applicable account debtors and have arisen from bona fide transactions in the ordinary course of business. All of the accounts payable and accrued liabilities of the Company and the Subsidiaries were incurred in the ordinary course of the business for proper business purposes.

3.14 Intellectual Property and Software. (a) Section 3.14(a) of the Disclosure Letter sets forth a complete and accurate list of all the (i) Company Patents and Company Patent Applications, (ii) Company Trademarks, Trade Names, and Service Marks, and (iii) registered Company Copyrights that (x) are included as part of, or otherwise distributed with or provided to any end user customer of, any product (or component thereof) that is developed, marketed, licensed, sold or otherwise made commercially available by, the Company or any Subsidiary, or (y) used by the Company or any Subsidiary in the development, operation or maintenance of any such products, and (iv) Company Net Names. Except as otherwise provided in Section 3.14(a) of the Disclosure Letter, the Company and the Subsidiaries own, or are licensed to use, or otherwise possess legally enforceable rights to use, the Company Intellectual Property, free and clear of all Encumbrances (except for Permitted Encumbrances) or payments of any kind (excluding license fees or royalties that are set forth in writing and are payable in the ordinary course of business pursuant to the stated terms of a Material Contract). Neither the operation by the Company or any Subsidiary of the businesses presently conducted by them, including delivery of any product or service to a customer, nor the manufacture, use, importation, offer for sale or sale of any product or service by the Company or any Subsidiary, has at any time in the past interfered with, infringed upon, misappropriated, or violated, nor now interferes with, infringes upon, misappropriates, or violates (a) the Intellectual Property rights, other than patent rights, of any Person, or (b) to the Knowledge of the Company, the rights of any Person under any patent. For purposes of this Section 3.14(a), where (i) the Company has Knowledge that a specifically identifiable feature developed or designed by or for the Company as part of a product or service it delivers to a customer (a “Company Feature”) performs a similar function in a similar manner as a specific feature of a product or service delivered by a Person owning rights in a patent, and (ii) a claim of such patent specifically covers the Company Feature, such patent is deemed to be within the Knowledge of the Company. Neither the Company nor any Subsidiary has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company and/or a Subsidiary must license or refrain from using any Intellectual Property rights of any Person relating to the Company Intellectual Property), and neither the Company nor any Subsidiary is aware of any Person interfering with, infringing upon, misappropriating or violating any of the Company Intellectual Property.

(b) The Company and the Subsidiaries have taken commercially reasonable measures to protect the confidential and proprietary nature of the Company Intellectual Property including, where applicable, the use of confidentiality agreements with their employees and independent contractors who have, or have had in the past, access to confidential information of the Company and/or a Subsidiary and/or who were involved in the development of the products and/or any Intellectual Property for the Company or any Subsidiary at the time of employment and/or appointment as an independent contractor. Except as otherwise provided in Section 3.14(b) of the Disclosure Letter, the Company and its Subsidiaries and all employees and independent contractors of the Company and its Subsidiaries who were involved in the development of the Company Intellectual Property for the Company or any Subsidiary have executed written contracts that assign to the Company and/or a Subsidiary all rights to any inventions, improvements, discoveries, tangible works or information relating to the businesses of the Company or such Subsidiary and all such Company Intellectual Property (each, a “Proprietary Rights Agreement”). Except as otherwise provided in Section 3.14(b) of the Disclosure Letter, no current or former employee or consultant of the Company or any Subsidiary who was involved in the development of the Company Intellectual Property owned or purported to be owned by the Company or any Subsidiary has excluded any such Company Intellectual Property from his or her Proprietary Rights Agreement. No current or former employee or consultant of the Company or any Subsidiary has had or currently has any right, title or interest to any Company Intellectual Property.

(c) All of the issued patents (except that identified in Section 3.14(c) of the Disclosure Letter) owned by or licensed to the Company or any Subsidiary or to which the Company or any Subsidiary otherwise claims an ownership interest (each, a “Company Patent”), to the extent owned or purported to be owned by the Company or any Subsidiary, have been duly maintained (including payment of filing, examination and maintenance fees and proofs of working or use), are enforceable and, to the Knowledge of the Company, are valid and are not subject to any maintenance fees or Taxes or actions falling due after the Closing Date other than in the ordinary course of business. Except as otherwise provided in Section 3.14(c) of the Disclosure Letter, no Company Patent owned or purported to be owned by the Company or any Subsidiary has been or is now involved in any interference, reissue, or reexamination, or opposition proceeding, and, to the Knowledge of the Company, there is no patent or patent application of any Person that will subject any such Company Patent or any pending patent application that has been filed by the Company or any Subsidiary or to which the Company or a Subsidiary otherwise claims an ownership interest (each, a “Company Patent Application”), to any such action or proceeding. To the Knowledge of the Company, each Company Patent Application is in compliance with current formal legal requirements (including the written-description and enablement requirements of 35 U.S.C. §112 with respect to all claims that the Company or any Subsidiary has included or intends to include within the application), has been prepared and prosecuted in accordance with current standard patent practices, and is not subject to any maintenance fees or Taxes or actions falling due after the Closing Date other than in the ordinary course of business. Except as otherwise provided in Section 3.14(c) of the Disclosure Letter, to the Knowledge of the Company, (a) no Person is infringing upon or violating any Company Patent, (b) no Company Patent owned or purported to be owned by the Company or any Subsidiary has been challenged or threatened, and (c) no Company Patent Application has been challenged or threatened and, to the Knowledge of the Company, there are no facts or circumstances that exist that may give rise to a challenge to any Company Patent Application. All products made, used or sold by the Company or any Subsidiary under the Company Patents have been marked with the proper patent notice. Neither the Company nor any Subsidiary has received notice from any Person, other than an employee or agent of the Company or a Subsidiary, that states, indicates or would lead a reasonable person to believe that the patent protection sought under any Company Patent Application will be or may be denied, challenged or threatened. Except as otherwise provided in Section 3.14(c) of the Disclosure Letter, none of the Company Patents owned or purported to be owned by the Company or any Subsidiary is subject to any Encumbrances (except for Permitted Encumbrances).

(d) All trademarks, trade names, and service marks, both registered and unregistered, in which the Company or any Subsidiary claims an ownership interest therein or has been granted a license to use in connection with the businesses of the Company and its Subsidiaries (the “Company Trademarks, Trade Names, and Service Marks”), to the extent owned or purported to be owned by the Company or any Subsidiary, have been duly maintained, are enforceable and, to the Knowledge of the Company, valid, and are not subject to any maintenance fees, Taxes or actions falling due after the Closing Date other than in the ordinary course of business. None of the Company Trademarks, Trade Names, and Service Marks is being, or to the Knowledge of the Company, is likely to be, challenged or threatened. All works of the Company or any Subsidiary containing the Company Trademarks, Trade Names, and Service Marks have been marked with the proper notice. To the Knowledge of the Company, no Person is infringing upon or violating any Company Trademark, Trade Name or Service Mark. Except as otherwise provided in

Section 3.14(d) of the Disclosure Letter, none of the Company Trademarks, Trade Names, and Service Marks is subject to any Encumbrances (except for Permitted Encumbrances).

(e) All copyrights in which the Company or any Subsidiary claims an ownership interest or has been granted a license to use in connection with the businesses of the Company and its Subsidiaries (each, a “Company Copyright”), to the extent owned or purported to be owned by the Company or any Subsidiary, have been duly maintained, are enforceable and, to the Knowledge of the Company, are valid, and are not subject to any maintenance fees or Taxes or actions falling due after the Closing Date other than in the ordinary course of business. To the Knowledge of the Company, no Company Copyright owned or purported to be owned by the Company or any Subsidiary: (x) is infringed by any other Person, or (y) has been challenged or threatened by any other Person. Except as otherwise provided in Section 3.14(e) of the Disclosure Letter, none of the Company Copyrights owned or purported to be owned by the Company or any Subsidiary is subject to any Encumbrances (except for Permitted Encumbrances).

(f) With respect to each Trade Secret of the Company and each Subsidiary (each, a “Company Trade Secret”), the Company and/or a Subsidiary, as appropriate, has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all information the Company and/or each Subsidiary claims as a Company Trade Secret (including the enforcement by the Company and each Subsidiary of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the form of the Company’s and/or a Subsidiary’s standard form of proprietary information and confidentiality agreement previously provided to Acquiror, and all current and former employees and contractors of the Company and each Subsidiary who have access, or have had access in the past, to any Company Trade Secret, have executed such an agreement). To the Knowledge of the Company, the Company Trade Secrets owned or purported to be owned by the Company or any Subsidiary are not part of the public knowledge or literature and have not been used, divulged or appropriated to the detriment of the Company or any Subsidiary. No Company Trade Secret owned or purported to be owned by the Company or any Subsidiary is subject to any adverse claim or has been challenged or threatened by any other Person.

(g) Section 3.14(g) of the Disclosure Letter contains a complete and accurate list of the domain names, web addresses, email addresses, uniform resource locators and internet locators owned by, licensed to or used by the Company or any Subsidiary (each, a “Company Net Name”). All Company Net Names have been registered in the name of the Company or a Subsidiary, as appropriate, and have been duly maintained. No Company Net Name: (x) has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and no such action is threatened with respect to any Company Net Name, (y) has been challenged, or (z) is alleged by any other Person to interfere with the Intellectual Property rights of such Person. None of the Company Net Names is subject to any Encumbrances (except for Permitted Encumbrances).

(h) To the extent that any of the Company Intellectual Property has been developed, created, modified or improved by a third Person (including any employee of the Company or any Subsidiary) specifically for the benefit of the Company or a Subsidiary, the Company and/or a Subsidiary, except as otherwise set forth in Section 3.14(h) of the Disclosure Letter, and such third party have entered into a Contract that assigns to the Company and/or a Subsidiary ownership of such Company Intellectual Property (each of which is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms), and the Company and/or a Subsidiary thereby has obtained ownership of, and is the exclusive owner of such work, material or invention by operation of Law or by valid assignment, to the fullest extent it is legally possible to do so. The Company Trade Secrets or other Company Intellectual Property that are provided to the Company or any Subsidiary by third parties will continue to be provided to the Company and each Subsidiary on the same terms and conditions as currently exist.

(i) Neither the Company nor any Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any third Person. Any portion of the Company Intellectual Property owned or purported to be owned by the Company or any Subsidiary developed jointly by Company or a Subsidiary or any of their employees and/or independent contractors with a third Person has been duly assigned to the Company or a Subsidiary and the Company and/or a Subsidiary thereby has obtained ownership of, and is the exclusive owner of, such work, material or invention by operation of Law or by valid assignment, to the fullest extent it is legally possible to do so.

(j) Except as otherwise provided in Section 3.14(j) of the Disclosure Letter, neither the Company nor any Subsidiary has incorporated or embedded any Open Source Material into, or combined Open Source Material with, the Company Intellectual Property. Neither the Company nor any Subsidiary has distributed any of the Company Intellectual Property as Open Source Material or used Open Source Materials in any manner such that the Open Source Materials grant, or purport to grant, to any Person any rights or immunities in or under the Company Intellectual Property (including using any such Open Source Material that requires, as a condition of use, modification, distribution, propagation or remote network interaction, that other software be (x) offered in source code form, or (y) redistributable at no charge). For purposes of this Agreement, the term “Open Source Material” means any software or other material that is distributed as “open source,” “public domain,” “free software” or under a similar licensing or distribution model.

(k) Except as otherwise provided in Section 3.14(k) of the Disclosure Letter, no events, acts or omissions have occurred that have resulted in, will result in or would result in the release to any third Person of any software source code of the Company or any Subsidiary. The execution, delivery, consummation and performance of this Agreement and the transactions contemplated by this Agreement will not: (x) result in the release to any third Person of any software source code of the Company or any Subsidiary; or (y) give rise to any right of any party to any Material Contract to obtain any software source code of the Company or any Subsidiary.

(l) The Company has provided to Acquiror true and correct copies of: (i) all third party security assessments obtained by the Company with respect to the Company’s systems that receive and store data from the Company’s customers, and (ii) the Company’s security procedures, including disaster recovery plans, with respect to such systems.

(m) The source code provided by the Company for review by Acquiror’s independent review firm on November 26, 2010 included substantially all custom source code that the Company is required by Contract to support for its customers. The Company has adequate professional services and customer service resources to provide support for this custom source code at the levels of business contemplated for 2011 in the business plan provided by the Company to Acquiror without additional expenditures other than as set forth in such plan. All software of the Company, both before and after the completion of the Code Scrub Requirements, conforms to and performs substantially in accordance in all material respects with all specifications, drawings, representations and warranties related to such software provided to the Company’s customers.

3.15 Customers and the Business. The Company has made available to Acquiror for Acquiror’s inspection a list of the names and addresses of all current customers of the businesses currently conducted by the Company and its Subsidiaries, together with the type of services purchased by each, and the revenues from each, for 2008, 2009 and the nine month period ended September 30, 2010. The Company and the Subsidiaries have not made any express warranty with respect to any of their products or services other than the warranties set forth in Section 3.15 of the Disclosure Letter and substantially similar warranties included in agreements that are not Material Contracts.

3.16 Material Contracts. (a) Set forth in Section 3.16 of the Disclosure Letter is an accurate and complete list of all Material Contracts in force and effect on the date of this Agreement. The Company has delivered to Acquiror a true and complete copy of each such Material Contract (other than Material Contracts with customers from which the revenues of the Company and the Subsidiaries were less than $200,000 in each of calendar years 2009 and 2010 and which are not described under any other clause of the definition of “Material Contracts” other than clause (v)). Each Contract to which the Company or any Subsidiary is a party is valid, binding and in full force and effect. Except as set forth in Section 3.16 of the Disclosure Letter, the Company is not in default under any such Contract; there has not occurred any event which, with the lapse of time or the giving of notice, or both, would constitute such a default; and, to the Company’s Knowledge: (i) no party to any Contract other than the Company is in default under any such Contract, and (ii) to the Company’s Knowledge, no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute such a default by any such other party. To the Company’s Knowledge, the Company has not received any notice from any party to a Material Contract of such party’s intention to terminate such Material Contract. Except as set forth in Section 3.16 of the Disclosure Letter, no Contract with any customer provides for most favored nations pricing.

(b) Any references to “Aprimo Marketing Solution product” in the Contracts listed in Section 3.16(b) of the Disclosure Letter refers only to Company’s Aprimo Marketing Studio on Demand (software as a service) product and not any other product of the Company.

3.17 Litigation; Pending Decrees. Except as set forth in Section 3.17 of the Disclosure Letter, there is no litigation, action, arbitration or proceeding pending against the Company or any Subsidiary, to the Knowledge of the Company, threatened against the Company or any Subsidiary. Except as set forth in Section 3.17 of the Disclosure Letter, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary.

3.18 Legal Compliance; Permits and Licenses. (a) Except as set forth in Section 3.18 of the Disclosure Letter, each of the Company and the Subsidiaries is in compliance, and has been in compliance for the two years ending on the date of this Agreement, in all material respects with all applicable Laws, judgments, orders, decrees and Permits of all Governmental Entities having jurisdiction over any of them (including, without limitation, zoning ordinances, building codes and occupational health and safety Laws, but excluding Environmental Laws), and, to the Knowledge of the Company: (i) no investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending or threatened, nor (ii) has any Governmental Entity indicated to the Company or any Subsidiary an intention to conduct such an investigation or review.

(b) Except as set forth in Section 3.18 of the Disclosure Letter, each of the Company and the Subsidiaries holds all material Permits required for the operation of the businesses currently conducted by them (including, without limitation, all material Permits required by any Environmental Laws), all of which are valid and in full force and effect and are listed in Section 3.18 of the Disclosure Letter, and neither the Company nor any Subsidiary has received any written notice that any Governmental Entity which has issued any such material Permit intends to cancel, terminate or not renew any such material Permit nor, to the Knowledge of the Company, does any basis exist for any such cancellation, termination or nonrenewal of any such material Permit.

3.19 Taxes. (a) Except as set forth in Section 3.19(a) of the Disclosure Letter: (i) all Tax Returns required to be filed by or with respect to the Company or any Subsidiary have been timely filed (taking into account any extension of time to file) and such Tax Returns have been accurately prepared; (ii) all Taxes due and payable pursuant to such Tax Returns or otherwise due and that are not disputed in good faith by the Company or any Subsidiary have been paid; (iii) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Entity in writing against the Company or any Subsidiary that has not been satisfied by payment, settlement or withdrawn; (iv) neither the Company nor any Subsidiary has disputed the payment of any Tax during the year in which the Closing Date occurs and the completed three years preceding the Closing; (v) there are no Tax liens on the assets of the Company or any Subsidiary (other than for Taxes not yet due and payable); (vi) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Subsidiary is subject and no requests for such waivers are pending; (vii) neither the Company nor any Subsidiary is a party to nor has it any obligation under any Tax sharing, allocation or Tax indemnification agreement or arrangement, whether by Contract or otherwise (except for such an agreement or arrangement exclusivity between the Company and any wholly-owned Subsidiary); (viii) no claim, proceeding or contest of any refund in respect of Taxes is pending or on appeal from any Government Entity; (ix) since January 1, 2006, neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code; (x) none of the Preferred Stock has features that would subject any amount to be taken into account pursuant to Section 305 of the Code; and (xii) none of the Warrants were issued for personal services that would cause any payments thereon to be treated as compensatory for Tax purposes.

(b) Section 3.19(b) of the Disclosure Letter, sets forth the following information with respect to the Company and its Subsidiaries: (i) the most recent Tax year through which any Governmental Entity having jurisdiction over Taxes payable by the Company or any Subsidiary has completed its examinations of the Company and the Subsidiaries; (ii) whether there is a current or pending Tax examination by a Governmental Entity with respect to the Taxes of the Company or any Subsidiary, and, if so, the Tax years involved; and (iii) a list of all jurisdictions with which the Company or any Subsidiary has a Tax abatement or other Tax reduction agreement in effect (copies of such Tax abatement and other Tax reduction agreements having been delivered to Acquiror).

(c) Except as set forth in Section 3.19(c) of the Disclosure Letter, since January 1, 2006, neither the Company nor any Subsidiary (i) has been the subject of an audit, examination, investigation, or proceeding with respect to Taxes nor, to the Knowledge of the Company, has received any oral communication that would cause a reasonable person to believe that a deficiency for Taxes will be asserted by a Governmental Entity and (ii) has received a deficiency notice or reports, written requests for information or documents, or written questionnaires in respect of any Tax matters, including without limitation, any such inquiry from any Governmental Entity in any jurisdiction where the Company or its Subsidiaries do not file Tax Returns.

(d) The Company has provided to Acquiror the following information: (i) as of December 31, 2009, the amount of any Tax attribute (e.g., net operating loss, net capital loss, unused investment, minimum, or other Tax credit, overall built-in loss or excess charitable contribution deduction) of the Company or any Subsidiary; (ii) complete and correct copies of the Company’s and any Subsidiary’s Tax Returns relating to federal and foreign income and gross receipts Taxes and to state income Taxes for each fiscal year ending in 2006 or thereafter; (iii) the entity classification for each Subsidiary as defined in Federal Income Tax Regulation Section 301.7701-2; and (iv) whether the Company or any Subsidiary has ever filed a consolidated or combined Tax Return for foreign, federal, state, or local Tax purposes with another Person (other than as part of the group the parent of which is the Company).

(e) Except as otherwise set forth in Section 3.19(e) of the Disclosure Letter, (i) no power of attorney which is currently in force has been granted by or with respect to the Company or any Subsidiary in connection with any matter relating to Taxes; (ii) neither the Company nor any Subsidiary is (A) the lessee of property which the Company or any Subsidiary treats as owned for income Tax purposes or (B) is the lessor of property which the Company or any Subsidiary does not treat as owned for income Tax purposes; (iii) neither the Company nor any Subsidiary has engaged in a like-kind exchange within the meaning of Section 1031 of the Code or received cash proceeds in connection with an involuntary conversion within the meaning of Section 1033 of the Code, with respect to which the replacement property could be purchased on or after the Closing Date; (iv) neither the Company nor any Subsidiary has engaged in a “listed transaction” or “reportable transaction” within the meaning of Section 6011 of the Code and applicable Federal Income Tax Regulations thereunder (or a similar provision of state Law); (v) with respect to any compensation arrangements of the Company or any Subsidiary subject to 409A or 457A of the Code, the requirements of these provisions (including that the exercise price of any Option was not less than the fair market value of the underlying stock on the date of grant in compliance with Federal Income Tax Regulation 1.409A-1(b)(5)(iv)(B)) have been satisfied and all necessary amendments to any arrangements subject to such provisions have been adopted so that no such deferred compensation has been or will be subject to federal income taxation prior to payment;(vii) neither the Company nor any Subsidiary is the owner of life insurance arrangements on the lives of any employee, director or independent contractor and, to the extent that the Company or any Subsidiary is the owner of any life insurance agreement, there is no borrowing against such policies; (viii) neither the Company nor any Subsidiary is a party to a split-dollar life insurance arrangement, as defined in Federal Income Tax Regulation 1.61-22(b); and (ix) the Company and the Subsidiaries have complied in all material respects with all applicable laws relating to the withholding of Taxes; (x) neither the Company nor any Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(f) No current or former director, officer, employee or independent contractor of the Company or any Subsidiary is entitled pursuant to a contract or other obligation to receive any gross-up or additional payment in respect of any Taxes (including, without limitation, the Taxes required under Section 409A or Section 4999 of the Code) being imposed on such Person.

(g) Except as set forth in Section 3.19(g) of the Disclosure Letter: (i) no Non-U.S. Subsidiary: (a) has an investment in U.S. property within the meaning of Section 956 of the Code, (b) is engaged in a United States trade or business for U.S. federal income Tax purposes, or (c) is a passive foreign investment company within the meaning of the Code; (ii) no Non-U.S. Subsidiary is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; (iii) any check-the-box-election required to designate or change a Subsidiary’s entity classification pursuant to the regulations (or other guidance) promulgated under Section 7701 of the Code has been timely made; (iv) neither the Company nor any Subsidiary has entered into advance pricing agreements or similar transfer pricing agreements with a Governmental Entity or Taxing authority, no transfer pricing matter involving one or more Subsidiaries has been resolved by a Governmental Entity, and no Governmental Entity has asserted that any price charged for any product or service provided to or by a Subsidiary was not an arm’s length price or any interest rate charged on any loan made to or by a Subsidiary was not an arm’s length interest rate; (v) the incorporation of any foreign branch by the Company or any Subsidiary will not result in income recognition pursuant to Section 367(a)(3)(C) of the Code; (vi) neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (vii) no Subsidiary is a party to any “Gain Recognition Agreement” as such term is used in the Federal Income Tax Regulations promulgated under Section 367 of the Code; (viii) neither the Company nor any Subsidiary engaged in a transaction that is subject to the dual consolidated loss rules of Section 1503(d) of the Code; (ix) all withholding Taxes resulting from cross border payments or transfers (or deemed payments or transfers) of any kind by the Company or any Subsidiary have been withheld by the Company or the Subsidiary and paid to the appropriate Governmental Entity.

(h) Except as set forth in Section 3.19(h) of the Disclosure Letter, the Company has delivered to Acquiror (i) complete and accurate copies of all audit reports, letter rulings, technical advice memoranda, and similar items obtained or received since January 1, 2006 relating to Taxes and, at the Closing, all Tax opinions obtained or received since January 1, 2006 will have been delivered and (ii) a description of each Tax item related to a Tax position of the Company that has been reflected on the financial statements of the Company pursuant to FASB Interpretation 48, Accounting for Uncertainty in Income Taxes for any period after January 1, 2006. The Company will deliver to Acquiror all such materials obtained or received after the date hereof and on or prior to the Closing Date.

3.20 Employee Plans. (a) The Company has delivered or made available to Acquiror true and complete copies of: (i) all Employee Plans existing as of the date of this Agreement or, in the case of any unwritten Employee Plan as of the date of this Agreement, a description thereof, including any amendment thereto, (ii) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Entity, if any, in each case, with respect to each Employee Plan, (iii) each trust, insurance, annuity or other funding Contract relating to any Employee Plan, and (iv) the most recent financial statements and actuarial or other valuation reports for each Employee Plan (if any).

(b) All Employee Plans that are intended to be exempt from Taxes under Sections 401(a) or 501(a) of the Code have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters (as applicable) from the IRS or a non-U.S. Governmental Entity (as applicable) to the effect that such Employee Plans and the trusts created thereunder are qualified and exempt from Taxes under Sections 401(a) and 501(a) of the Code or other applicable Law, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Employee Plan been amended since the date of its most recent determination letter or opinion letter (or application therefor) in any respect that would adversely affect its qualification.

(c) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) no Employee Plan, other than any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Acquiror, (ii) none of the Company Pension Plans has failed to meet any “minimum funding standards” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) no Employee Plan or related trust is the subject of any proceeding or, to the Knowledge of the Company, investigation by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of such Employee Plan or trust or any other material liability to the Company or any Subsidiary, (iv) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA and as to which the notice requirement under Section 4043 of ERISA has not been waived) with respect to any Employee Plan during the last six years and (v) none of the Company, any Subsidiary or any Company Commonly Controlled Entity has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Company Multiemployer Pension Plan.

(d) With respect to each Employee Plan that is an employee welfare benefit plan, such Employee Plan (including any Employee Plan covering retirees or other former employees) may be amended with the giving of notice thereunder to reduce benefits or limit the liability of the Company or the Subsidiaries or terminated with the giving of notice thereunder, in each case, without material liability to the Company and the Subsidiaries on or at any time after the Effective Time.

(e) Except for exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, no Employee Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) Except for exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each Employee Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Employee Plan.

(g) Except for exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: all contributions or other amounts payable by the Company or any Subsidiary with respect to each Employee Plan have been paid or accrued in accordance with the terms of such Employee Plan, GAAP and Section 412 of the Code (or any comparable provision under applicable non-U.S. Laws). Except as fully accrued or reserved against on the Company’s financial statements in accordance with GAAP, there are no material unfunded liabilities (contingent or otherwise), solvency deficiencies or wind-up liabilities, where applicable, with respect to any Employee Plan.

(h) As of the date of this Agreement, except for exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims, suits or proceedings by or on behalf of any participant in any of the Employee Plans, or otherwise involving any such Employee Plan or the assets of any Employee Plan, other than routine claims for benefits payable in the ordinary course.

(i) Except as otherwise provided in Section 3.20(i) of the Disclosure Letter, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger, or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will: (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any of the Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Employee Plan or (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Employee Plan.

3.21 Labor Matters. (a) Section 3.21 of the Disclosure Letter contains a complete and accurate list of: (i) the name, title or responsibility, and annual rate of compensation (including, without limitation, any incentive bonus opportunity) of each employee of the Company or any

Subsidiary, indicating whether such employee is a full-time employee eligible for benefits, (ii) the name of all employees on any leave of absence from the Company or any Subsidiary, and (iii) any former employees of the Company or any Subsidiary, who, as of the date of this Agreement, are receiving or are entitled to receive continuation coverage under COBRA. The accrued liability of the Company and the Subsidiaries for compensation and benefits owed to employees is accurately set forth on the Company’s books and records. Except as otherwise set forth on Section 3.21 of the Disclosure Letter: (i) the Company has not received written notice of any controversies pending between the Company, the Subsidiaries, and any of their respective employees before any Governmental Entity or any third party arbitrator, and (ii) no employee of the Company or any Subsidiary is represented by any labor union and, to the Knowledge of the Company, no labor union is attempting any such representation. Except as set forth on Section 3.21 of the Disclosure Letter, the Company and the Subsidiaries are in material compliance with all applicable Laws respecting employment, employment practices, employment terms and conditions and wages and hours and are not engaged in any unfair labor practice, and there is no pending or, to the Knowledge of the Company, threatened charge, complaint or grievance against the Company or any Subsidiary related to any employment Law.

(b) The Company and the Subsidiaries maintain workers’ compensation insurance with limits not less than those required under the Laws of each jurisdiction to which they are subject or are certified self-insurers under such Laws. All workers’ compensation insurance maintained by the Company and the Subsidiaries is in full force and effect, and no payments with respect thereto are past due.

3.22 Environmental Matters. Neither the Company or any Subsidiary, nor, to the Knowledge of the Company, the Leased Real Property, has been, or is, in violation of or liable under any Environmental Law. Except as otherwise set forth in Section 3.22 of the Disclosure Letter: (i) there are no actions, suits, demands, notices, claims, or proceedings under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or relating to the Leased Real Property, including without limitation, any notices, demand letters or requests for information from any Governmental Entity making inquiries relating to any Environmental Law or any notice that the Company or any Subsidiary is or may be a potentially responsible party under any Environmental Law, and (ii) there are no investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary relating to the compliance of the Leased Real Property with any Environmental Law. Except as otherwise set forth in Section 3.22 of the Disclosure Letter, to the Knowledge of the Company: (i) the Leased Real Property has not been subject to any Release or threatened Release of any Hazardous Substance, (ii) the Leased Real Property does not contain any Hazardous Substance, (iii) the Company and the Subsidiaries have no liability for costs to investigate, remove any contamination from or remediate any site pursuant to any Environmental Law, and (iv) there are not now nor has there ever been any underground storage tanks on the Leased Real Property.

3.23 Insurance. Set forth on Section 3.23 of the Disclosure Letter is a description (including applicable deductible amounts and limitations) of all insurance maintained by the Company and the Subsidiaries. The Company has delivered to Acquiror accurate and complete copies of all insurance policies currently in force and all prior insurance policies which may provide coverage for any pending or known but unasserted claims against the Company or any Subsidiary.

3.24 Certain Transactions. Except pursuant to the Employee Plans, standard employee benefits made available in the ordinary course of business consistent with past practice, or as otherwise described in Section 3.24 of the Disclosure Letter, no officer, director, employee or stockholder of the Company or any Subsidiary is currently a party, directly or indirectly, to any transaction with the Company or any Subsidiary including, without limitation, any contract, agreement or other arrangement: (a) providing for the furnishing of services (other than as an officer, director, employee or stockholder) to or by, (b) providing for rental of real or personal property to or from, or (c) otherwise requiring payments to or from any such officer, director, employee or stockholder, any member of the family of any such officer, director, employee or stockholder, or any corporation, partnership, trust or other entity in which any such officer, director, employee or stockholder has a substantial interest or which is an Affiliate of such officer, director, employee or stockholder.

3.25 Certain Business Relationships, Etc. (a) Section 3.25(a) of the Disclosure Letter includes a true and correct list of: (i) all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and the Subsidiaries and the names of the Persons authorized to sign thereon, (ii) all powers of attorney granted by the Company and the Subsidiaries and the Persons authorized to act thereunder, and (iii) all officers and directors of the Company and the Subsidiaries.

(b) To the Knowledge of the Company as of the date of this Agreement, no key employee of the Company has indicated an intention to terminate his or her employment with the Company.

(c) To the Knowledge of the Company, there is no legal or factual basis for the other party to the Contract listed in Section 3.25(c) of the Disclosure Letter to claim or assert that the Company has an obligation to repay or refund any amount previously received by the Company with respect to such agreement and has not asserted any such claim or demand.

3.26 Illegal Practices. Neither the Company, any Subsidiary nor, to the Knowledge of the Company, any stockholder, officer, director, employee or agent acting on behalf of the Company or any Subsidiary has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, government employee or official or any other Person who is or may be in a position to help or hinder the Company or any Subsidiary in connection with any actual or proposed transaction, which gift or similar benefit: (i) is not reflected in the Financial Statements, (ii) constituted a violation of Law, a violation of a code of conduct or ethics adopted by the Company or any Subsidiary or a violation of a code of conduct or ethics with which the Company or any Subsidiary has agreed to comply, or (iii) if not given in the past might have materially and adversely affected the Company or any Subsidiary or which, if not continued in the future, might materially and adversely affect the Company or any Subsidiary.

3.27 Certain Fees and Liabilities. Except as otherwise described on Section 3.28 of the Disclosure Letter, the Company has not paid, nor is it obligated to pay, any fee or commission to any broker, finder, investment banker or intermediary in connection with the transactions contemplated by this Agreement.

3.28 Accuracy of Representations and Warranties. The representations and warranties made by the Company in this Agreement or in any Ancillary Agreement to be executed and delivered by it and the information set forth in the Disclosure Letter do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub each represent and warrant to the Company as follows:

4.01 Corporate Organization. (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

4.02 Authority; Authorization; Enforceability. Each of Acquiror and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and any Ancillary Agreement to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreement to be executed and delivered by it, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement and each Ancillary Agreement to be executed and delivered by it has been duly executed and delivered by Acquiror and/or Merger Sub, as the case may be, and constitutes a legal, valid and binding obligation of each, enforceable against each in accordance with their respective terms, in each case subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general application relating to or affecting creditors rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.03 Consents and Approval; No Violation. Except as may result solely from any facts or circumstances relating to the Company or its Affiliates, if any, neither the execution and delivery of this Agreement by Acquiror and/or Merger Sub nor the consummation by Acquiror and/or Merger Sub of the transactions contemplated hereby nor compliance by Acquiror and/or Merger Sub with any of the provisions hereof will:

(a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub;

(b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration of any note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument or obligation to which Acquiror or Merger Sub is a party or to which its properties or assets may be subject, except for such violations, conflicts, defaults, terminations or accelerations that would not individually or in the aggregate have a material adverse effect on the performance by Acquiror or Merger Sub of their respective obligations under this Agreement;

(c) violate any Law applicable to Acquiror or Merger Sub, or any of their respective properties or assets; or

(d) require any consent, approval, authorization or Permit of or from, or filing with or notification to, any Governmental Entity.

4.04 Certain Fees and Liabilities. Except for fees and expenses payable by Acquiror to Bank of America/Merrill Lynch, neither Acquiror nor Merger Sub is obligated to pay any fee or commission to any broker, finder, investment banker or intermediary in connection with the transactions contemplated by this Agreement.

4.05 Financing. Acquiror or Merger Sub has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement. If Acquiror is borrowing funds under its credit facilities to fund the payment of the Adjusted Merger Consideration, such credit facilities permit Acquiror to use such funds to pay the Adjusted Merger Consideration and to consummate the transactions contemplated by this Agreement.

ARTICLE 5

CONDUCT OF BUSINESS

5.01 Conduct of Business. (a) Except for matters set forth in the Disclosure Letter, as required by any Judgment or Law, as expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Acquiror, from the date of this Agreement to the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause each Subsidiary to, conduct its business in the ordinary course and use commercially reasonable efforts to preserve intact its business organization and preserve its relationship with key customers, suppliers and other Persons having business relationships with it. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Disclosure Letter, as required by any Judgment or Law, as expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Acquiror, from the date of this Agreement to the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall not permit any Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect Subsidiary to the Company, one or more other direct or indirect Subsidiaries or any minority equityholder in a direct or indirect Subsidiary (provided that any such dividends or distributions paid to such minority equityholders are no greater on a pro rata basis than those paid to the Company or a direct or indirect Subsidiary, as the case may be), (B) other than with respect to any wholly owned Subsidiary, split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Subsidiary or any securities of the Company or any Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except any such transaction by the Company or a wholly-owned Subsidiary in respect of such capital stock, securities or interests in a wholly owned Subsidiary or, with the prior written consent of Acquiror (which consent shall not unreasonably be withheld, delayed or conditioned), from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of capital stock in connection with termination of service;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Encumbrance (other then pursuant to a credit facility of the Company existing on the date of this Agreement and disclosed in the Disclosure Letter): (A) any shares of capital stock of the Company or any Subsidiary, other than the issuance of Common Stock upon the exercise of Options and Warrants or vesting and settlement of an RSU or conversion of the Preferred Stock, in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time and the issuance of shares of capital stock of a wholly-owned Subsidiary to the Company or another wholly owned Subsidiary of the Company, (B) any other equity interests or voting securities of the Company or any Subsidiary, other than in the case of a Subsidiary, an issuance, delivery or sale to the Company or to any wholly-owned Subsidiary of the Company, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in the Company or any Subsidiary of the Company, other than in the case of a Subsidiary, an issuance, delivery or sale to the Company or any wholly-owned Subsidiary of the Company, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in the Company or any Subsidiary, other than in the case of a Subsidiary, an issuance, delivery or sale to the Company or any wholly-owned Subsidiary of the Company or (E) any rights issued by the Company or any Subsidiary that are linked in any way to the price of any class of capital stock of the Company or any shares of capital stock of any Subsidiary, the value of the Company, any Subsidiary or any part of the Company or any Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Subsidiary, other than in the case of a Subsidiary, an issuance, delivery or sale to the Company or to any wholly-owned Subsidiary of the Company;

(iii) (A) amend the Company Certificate or Company Bylaws or (B) amend the charter or organizational documents of any Subsidiary;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or Person or division thereof or (B) any other assets other than immaterial assets acquired in the ordinary course of business consistent with past practice;

(v) sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except for (A) grants of nonexclusive licenses in the ordinary course of business consistent with past practice, (B) sales of inventory or used equipment in the ordinary course of business consistent with past practice, and (C) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice;

(vi) (A) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any Subsidiary, enter into any Contract to maintain any financial statement or similar condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary other than travel and other advances made in the ordinary course of business consistent with past practice;

(vii) except as required to comply with applicable Law or to comply with any Employee Plan (including any award agreement thereunder and any acceleration of vesting of Options and RSUs in connection with the transactions contemplated hereunder) in effect as of the date of this Agreement: (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of, any compensation or benefits under, any Employee Plan (or any award thereunder), (B) increase in any material respect the compensation or benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of the Company or any Subsidiary, except for (x) performance bonuses pursuant to an Employee Plan in the ordinary course of business consistent with past practices, (y) increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of the Company or any Subsidiary who are not officers, and (z) discretionary bonuses for employees of the Company (other than executive officers) not exceeding $75,000 in the aggregate (C) pay any benefit or amount not required under any Employee Plan as in effect on the date of this Agreement, (D) grant or materially amend any award under any Employee Plan (including the grant or amendment of Options, restricted stock, restricted stock units, stock appreciation rights, performance units, stock purchase rights or other equity or equity-based compensation) or remove or modify existing restrictions in any Employee Plan or awards made thereunder, (E) grant or pay any severance, separation, change in control, compensation or benefits, except as required under any Employee Plan, (F) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan, (G) take any action to accelerate, or that could reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Employee Plan or otherwise (other than in connection with the transactions contemplated hereunder), (H) make any material determination under any Employee Plan that is inconsistent with the ordinary course of business or past practice, or (I) enter into or amend any Contract with any employee of the Company or any Subsidiary;

(viii) form any Subsidiary;

(ix) enter into any Contract containing any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, material amendment, revocation, cancellation or material acceleration, or a loss of a material benefit or the creation of any material Encumbrance upon any of the properties or assets of the Company or any Subsidiary, or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required by applicable Law.

(x) enter into any Contract containing any restriction on the ability of the Company or any Subsidiary to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Acquiror and its Affiliates following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xi) engage in: (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any Subsidiary that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter), or (D) any other promotional sales or discount activity, in each case in clauses (B), (C) and (D) in a manner outside the ordinary course of business or inconsistent with past practice;

(xii) make any change in financial accounting methods, principles or practices in any material respect, except insofar as may have been required by a change in GAAP after the date of this Agreement;

(xiii) (A) make any election with respect to Taxes that has a material effect or make any changes to any such election or existing election that has a material effect, or (B) settle or compromise any material Tax liability or refund, provided that the Company will notify Acquiror of the making or changing of any such election or settlement or compromise of such Tax liability or refund;

(xiv) file or amend any Tax Return that has a material effect other than in the ordinary course of business and on a basis consistent with past practices and applicable Law, or fail to pay any material amount of Taxes due and payable, provided that Company will notify Acquiror of any such amendment or failure to pay;

(xv) incur any Indebtedness for borrowed money, except for (A) Indebtedness in replacement of existing Indebtedness, (B) Indebtedness incurred under any credit facility of the Company in existence on the date hereof, or (C) Indebtedness of any Subsidiary payable to the Company or a wholly-owned Subsidiary;

(xvi) make any capital expenditures or acquisitions of material properties or assets which are, in the aggregate, greater than the amounts specified in the Capex Plan for the financial quarter in which such expenditures are made, except for unbudgeted capital expenditures to repair damage resulting from insured casualty events;

(xvii) settle any material claim or material litigation, in each case made or pending against the Company or any Subsidiary, other than the settlement of disputes, claims or litigation in respect of: health care insurance, products and services; group disability, life and accident insurance; workers’ compensation case management and related services; products liability claims; and commutations of reinsurance agreements and resolutions of disputes concerning reinsurance agreements, in each case in the ordinary course of business;

(xviii) take any action or fail to take any action which action or failure to act would result in the material loss or material reduction in value of the Company Intellectual Property, individually or in the aggregate;

(xix) enter into, extend or renew (A) any Contract or amendment thereof which, if executed prior to the date of this Agreement, would have been required to have been disclosed pursuant to Article 3 other than in the ordinary course of business consistent with past practice (other than a lease that would be capitalized under GAAP and other than any Contract referred to in clause (i), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii) or (xviii) of the definition of “Material Contract” set forth in Section 12.01), (B) any Contract or amendment thereof that grants any Person the right or ability to access, license or use all or a material portion of the Company Intellectual Property, other than in the ordinary course of business consistent with past practice or (C) any Contract providing for the services of any dealer, distributor, sales representative or similar representative, provided, that solely for purposes of this clause (C) (and not clause (A) above) the Company may enter into, extend or renew any Contract providing for the services of any dealer, distributor, sales representative or similar representative; provided that with respect to this clause (C), in each case such entry, extension or renewal is in the ordinary course of business and is consistent with past practice; or

(xx) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

(b) Prior to the Closing, the Company shall take all action necessary: (i) to terminate the Company’s 401(k) Savings Plan effective as of immediately prior to the Effective Time, and (ii) to terminate all outstanding awards under the Company’s Foundation equity program, and shall provide to Acquiror prior to or at the Effective Time evidence reasonably satisfactory to Acquiror establishing that all such actions referred to in clauses (i) and (ii) of this Section 5.01(b) have been taken.

ARTICLE 6

ADDITIONAL COVENANTS

6.01 Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Acquiror and to its representatives reasonable access during normal business hours in the period prior to the earlier of termination of this Agreement and the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to Acquiror all information concerning its business, properties and personnel as Acquiror may reasonably request; provided, however, that the Company may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege). If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Acquiror as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.01 shall be subject to the Confidentiality Agreement.

6.02 Required Actions. (a) Subject to the terms of this Agreement, Acquiror and the Company each shall use reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, Permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or the Company or any Subsidiary in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement or the Merger required under any applicable Law and (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Acquiror and the Company shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

(b) In connection with and without limiting Section 6.02(a), the Company and the Company Board shall: (i) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) In connection with and without limiting Section 6.02(a), Acquiror and the Company shall, as promptly as practicable and in no event later than five (5) Business Days after the date of this Agreement, file a Premerger Notification and Report Form in accordance with the HSR Act and make any other necessary registrations, declarations, notices or filings, if any, necessary for Closing under any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraint of trade or regulation of foreign investment (collectively “Antitrust Laws”). Acquiror and the Company shall cooperate and use reasonable best efforts, and cause each of their respective Subsidiaries to cooperate and use reasonable best efforts: (i) to secure the expiration or termination of any applicable waiting period under the HSR Act and any Consents of any Governmental Entity any other applicable Antitrust Laws as promptly as practicable and in any event prior to the Outside Date; (ii) to respond promptly to any requests of any Governmental Entity for information under any Antitrust Law and to resolve any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Entity, including any Second Request under the HSR Act; and (iii) to contest and resist any action, including any legislative, administrative or judicial action, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Laws. The parties shall promptly inform the other of any written or oral communication received from any Governmental Entity relating to the transactions contemplated hereby (and if in writing, furnish the other party with a copy of such communication, provided that if the party furnishing the copy designates it for outside counsel only, copies of the writings shall not be disseminated beyond outside counsel except with the permission of the party furnishing the same), and shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, responses, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Such cooperation shall include, but not be limited to, the parties: (x) providing, in the case of oral communications or meetings with a Governmental Entity, advance notice of any such communication or meeting and, whether or not initiated by a party, an opportunity for the other party to participate; (y) providing, in the case of written communications, an opportunity for the other party to comment on any such communication (including the incorporation of such reasonable comments) and provide the other with a final copy of all such communications (except for documents or information that reveal any party’s negotiating objectives or strategies), which shall, where applicable, be provided under a joint defense agreement.

(d) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Acquiror or any Affiliate be obligated to litigate or participate in the litigation of any suit, claim, action or proceeding, whether judicial or administrative, brought by any Governmental Entity: (A) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain from Acquiror or any of its Affiliates any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Acquiror or any of their respective Affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Acquiror or its Affiliates or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Acquiror or its Affiliates, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement; (C) seeking to directly or indirectly impose limitations on the ability of Acquiror or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Stock or any shares of common stock of the Surviving Corporation or any of Acquiror’s Affiliates, including the right to vote Company Stock or the shares of common stock of the Surviving Corporation or any of Acquiror’s Affiliates on all matters properly presented to the stockholders of the Company, the Surviving Corporation or any of Acquiror’s Affiliates respectively, or (D) seeking to (1) directly or indirectly prohibit Acquiror or any of its Affiliates from effectively controlling in any respect any of the business or operations of the Subsidiaries or Acquiror’s subsidiaries or (2) directly or indirectly prevent the Company or its Subsidiaries or Acquiror or any subsidiary of Acquiror from operating any of their business in substantially the same manner as operated immediately prior to the date of this Agreement, nor shall Acquiror or any Affiliate be obligated to agree to any of the foregoing actions nor enter into any Consent Agreement with, or other Order by, any Governmental Entity providing for any of the foregoing.

(e) In connection with the continuing operation of the business of the Company and the Subsidiaries between the date of this Agreement and the earlier of the termination of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Acquiror to report material, individually or in the aggregate, operational developments, material changes in the status of relationships with customers and resellers, material changes in the status of ongoing operations and other matters reasonably requested by Acquiror pursuant to procedures reasonably requested by Acquiror; provided, however, that no such consultation shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(f) Except as prohibited by applicable Law, the Company shall promptly notify Acquiror in writing of:

(i) the occurrence of any matter or event that (1) is, or that is reasonably likely to be, a Material Adverse Effect, or (2) has resulted, or is reasonably likely to result, in (I) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (II) any such representation and warranty that is not so qualified becoming untrue in any material respect, or (III) any condition to the transactions contemplated hereby and set forth in Section 7.03 not being satisfied;

(ii) the failure of the Company to perform in any material respect any obligation to be performed by it under this Agreement;

(iii) any written notice or other written communication from any Person (other than a Governmental Entity) alleging that notice to or consent of such Person is required in connection with the Merger or the other transactions contemplated by this Agreement, the failure with which to comply would result in any of the conditions set forth in Section 7.03 not being satisfied;

(iv) any written notice or other written communication from any material customer, distributor or reseller to the effect that such customer, distributor or reseller is terminating or otherwise materially adversely modifying its relationship with Company or any Subsidiary as a result of the Merger or the other transactions contemplated by this Agreement;

(v) any material written notice or other material written communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Acquiror;

(vi) any written filing or written notice made by the Company with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to Acquiror; and

(vii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 7.03(f) or that relate to the consummation of the Merger or the other transactions contemplated by this Agreement;

(g) If any event occurs after the execution and delivery of this Agreement and prior to the Effective Time without breach by the Company of any of its obligations under this Agreement and such event results in a representation or warranty of the Company set forth in Article 3 being inaccurate, and if inclusion of such event in one or more sections of the Disclosure Letter would cause such representation or warranty to be accurate (a “Change”), the Company may propose in writing to Acquiror to update one or more sections of the Disclosure

Letter to reflect the Change (an “Update Notice”). Following receipt of an Update Notice, Acquiror will make a reasonable good faith determination of whether the Change would reasonably be expected to cause the condition set forth in Section 7.03(a) not to be met, and as a result that the Acquiror would have a right to terminate this Agreement pursuant to Section 8.01(d) due to the occurrence of such Change were it not included in the Update Notice. If Acquiror determines that it would have a right to terminate under Section 8.01(d) due to the Change, Acquiror shall have the right to reject the Update Notice and terminate this Agreement by giving written notice to the Company pursuant to such Section 8.01(d); provided, however, that if Acquiror does not terminate this Agreement pursuant to Section 8.01(d) following such determination, then the sections of the Disclosure Letter referred to in the Update Notice, as modified by the Update Notice, shall be deemed to be part of the Disclosure Letter for all purposes of this Agreement as though included therein as of the date of this Agreement. If, on the other hand, Acquiror makes a good faith determination that the Change would not reasonably be expected to give rise to a right to terminate this Agreement under Section 8.01(d), it shall notify the Company of that fact, and Acquiror shall thereafter have the option of whether or not to accept the Update Notice, and if it does not accept the Update Notice, the representations or warranties that would have been modified thereby will not be modified. The Stockholder Representative will not be deemed to have agreed to any determination made by the Acquiror as to whether the Change gives rise to a right to terminate this Agreement pursuant to Section 8.01(d), and preserves his right to contest any determinations made by the Acquiror pursuant to this provision.

(h) Acquiror shall give prompt notice to the Company of: (A) any representation or warranty made by Acquiror or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.02(a) could not be satisfied or (B) the failure of Acquiror or Merger Sub to perform in any material respect any obligation to be performed by such party under this Agreement such that the conditions set forth in Section 7.02(b) could not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

6.03 Stockholder Consent or Approval. Immediately after execution of this Agreement, the Company shall, in compliance with the DGCL, the Company Certificate and the Company Bylaws, at its election either: (i) convene a special meeting of the stockholders of the Company for the purpose of permitting the stockholders to consider and to vote upon adoption of this Agreement and approval of the Merger by the required vote (“Company Stockholder Approval”), or (ii) solicit written consents of the stockholders of the Company to obtain the Company Stockholder Approval. The Company also shall use commercially reasonable efforts to: (x) solicit a stockholder vote approving the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive those “parachute payments” under Section 280G(b)(5) of the Code payable pursuant to a Contract between any such disqualified individuals and the Company or pursuant to an Employee Plan that are at and exceed three times such disqualified individual’s “base amount” (as defined in Section 280G(b)(3)) (the “280G Payments”), (y) cause the relevant disqualified individuals to execute waivers of the 280G Payments such that the vote determines their right to receive (or retain) the 280G Payments to the extent necessary pursuant to Federal Income Tax Regulation Section 1.280G-1, Q/A-7, and (z) deliver to Acquiror all documentation with respect to such actions prior to such vote to allow Acquiror the opportunity to review. For purposes of this provision, the 280G Payments shall be calculated using the amounts and entitlements payable pursuant to any Contract in effect as of the date immediately prior to the signing of this Agreement.

6.04 No Solicitation. Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it authorize or permit any Subsidiary to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiary or any investment banker, attorney, accountant or other advisor or representative of the Company or any Subsidiary to, directly or indirectly: (i) solicit, initiate or knowingly encourage or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or the making of the proposal that could reasonably be expected to lead to a Takeover Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (or any representative thereof) any information with respect to or otherwise cooperate in any way with any Person (or any representative thereof) with respect to, any Takeover Proposal. For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Acquiror or Merger Sub or any of their Affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent 10% or more of the total revenue, net income, or assets of the Company and its Subsidiaries, taken as a whole, or (ii) 10% or more of the outstanding shares of Common Stock or Preferred Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.

6.05 Fees and Expenses. All fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

6.06 Transaction Litigation. The Company shall give Acquiror the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed.

6.07 Public Announcements. Acquiror shall consult with the Company and provide the Company with the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger. The Company shall not issue any such press release or make any such public statement with respect to the transactions contemplated by this Agreement, including the Merger without the Acquiror’s consent, which shall not be unreasonably withheld, conditioned or delayed, except as reasonably may be required in connection with soliciting approval of the Merger by the holders of the Company Stock or as it may reasonably conclude may be required by applicable Law or court process.

6.08 Obligations of Merger Sub. Acquiror shall cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.09 Indemnification of Directors and Officers. (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Acquiror and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or any predecessor thereof (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or any predecessor thereof, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL, for officers and directors of Delaware corporations. To the fullest extent permitted under the DGCL, each Company Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Acquiror and the Surviving Corporation within five Business Days after receipt by Acquiror or the Surviving Corporation from the Company Indemnified Party of a request therefor.

(b) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, and Acquiror shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries or any predecessor thereof than are presently set forth in the Company Certificate and Company Bylaws.

(c) Acquiror shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current or substantially equivalent policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

(d) In the event Acquiror or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.09(d).

6.10 Additional Financial Statements. (a) Until the earlier of the termination of this Agreement and the Effective Time, the Company shall prepare and provide to Acquiror, as soon as practical and in any event not later than 15 Business Days after the end of each calendar month after the date of this Agreement, unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and the Subsidiaries for the month then ended and the year to date and a consolidated balance sheet of the Company and the Subsidiaries as at the end of such month, which shall be prepared in accordance with GAAP (except for the absence of footnotes and normal year-end adjustments) in a manner consistent with the manner in which the 2009 audited financial statements included in the Financial Statements were prepared.

(b) The Company shall prepare and provide to Acquiror, as soon as practical and in any event not later than February 15, 2011, audited consolidated statement of operations, changes in stockholders’ equity and cash flows of the Company and the Subsidiaries for the year ended December 31, 2010 and a consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2010, which shall be prepared in accordance with GAAP, together with an unqualified opinion on such financial statements from Ernst & Young, LLP. In the event that the Effective Time will occur prior to such audited financial statements for 2010 are completed, the Company shall deliver to Acquiror prior to the Effective Time the most recent draft of such audited financial statements for 2010 to the extent prepared, which shall be prepared in accordance with GAAP, and after such delivery the Company shall have no further obligation under this Section 6.10(b).

6.11 Resignation of Directors. At the Closing, if requested by Acquiror, the Company shall deliver to Acquiror evidence reasonably satisfactory to Acquiror of the resignation of any or all the directors of the Company and any Subsidiary, effective at the Effective Time.

6.12 Code Scrub Cleanup. Prior to the Effective Time, Seller shall undertake and complete the requirements set forth in Section 6.12 of the Disclosure Letter (the “Code Scrub Requirements”).

6.13 Scalability Testing. Acquiror and the Company shall use good faith efforts to select prior to the Effective Time (and, in any event, shall select within 90 days after the Closing Date) a mutually acceptable third party testing company to test the Company’s Aprimo Marketing Studio on Demand product as described in Section 6.13 of the Disclosure Letter during the first quarter of 2011. Within 10 days after completion of the testing, Acquiror shall provide the results of such test (including all reasonable details provided by the testing company regarding such results) to the Person identified in Section 6.13 of the Disclosure Letter. If the results of the test show that the Company’s Aprimo Marketing Studio On Demand product is not reasonably likely to meet in all material respects the standards set forth in Section 6.13 of the Disclosure Letter without the incurrence by the Company or Acquiror of expenses for capital equipment or engineering resources greater than those set forth in Section 6.13 of the Disclosure Letter, then Acquiror may make a Claim against the Escrow Amount pursuant to Section 9.02(c) in the amount of the reasonable expenses of the remediation required to modify the product to meet the standard set forth in Section 6.13 of the Disclosure Letter.

6.14 Section 1445 Certificate. At or prior to the Closing, the Company shall deliver to Acquiror a certificate of the Company certifying that the interests in the Company do not constitute United States real property interests within the meaning of Section 897 of the Code, and such certification shall otherwise be in compliance with Sections 897 and 1445 of the Code and in a form and substance reasonably acceptable to Acquiror.

ARTICLE 7

CONDITIONS PRECEDENT

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any other approval by a Governmental Entity or other waiting period under any other applicable Antitrust Law shall have been obtained or terminated or shall have expired.

(c) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition (collectively, the “Legal Restraints”) shall be in effect that prevents the consummation of the Merger; provided, however, that a party seeking to rely on this condition to not complete the Closing shall have complied with its obligations under Article 6 in all material respects.

7.02 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver (by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Acquiror and Merger Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of each of Acquiror and Merger Sub by an authorized signatory of each of Acquiror and Merger Sub to such effect.

(b) Performance of Obligations of Acquiror and Merger Sub. Acquiror and Merger Sub shall have performed, in all material respects, all covenants and obligations contained in this Agreement required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Acquiror and Merger Sub by an authorized signatory of each of Acquiror and Merger Sub, respectively, dated the Closing Date, certifying to such effect.

7.03 Conditions to Obligation of Acquiror. The obligation of Acquiror and Merger Sub to consummate the satisfaction or waiver (by Acquiror) at or prior to the Closing is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein that are qualified as to materiality or Material Adverse Effect shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Acquiror shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed, in all material respects, all material covenants and obligations contained in this Agreement required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company dated the Closing Date, certifying to such effect.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had a Material Adverse Effect.

(d) Appraisal Shares. The number of Common Stock Equivalents represented by Appraisal Shares for which demands for appraisal have not been withdrawn shall not exceed 3.5% of the Fully Diluted Shares.

(e) Required Consents. The consents and approvals listed in Section 7.03(e) of the Disclosure Letter shall have been obtained.

(f) No Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or challenging this Agreement, or seeking to obtain from Acquiror or any of its Affiliates any damages that are material, individually or in the aggregate, in relation to the value of the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Acquiror or all or any of their respective Affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Acquiror or its subsidiaries or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or any of its Subsidiaries or Acquiror or any of its subsidiaries, in each case as a result of or in connection with the Merger or the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Acquiror or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Stock or any shares of common stock of the Surviving Corporation or any of Acquiror’s subsidiaries, including the right to vote Company Stock or the shares of common stock of the Surviving Corporation or any of Acquiror’s subsidiaries on all matters properly presented to the stockholders of the Company or the Surviving Corporation or any of Acquiror’s subsidiaries, respectively, or (iv) seeking to (A) prohibit Acquiror or any of its Affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or any of the subsidiaries of Acquiror or (B) prevent the Company or its Subsidiaries or any subsidiary of Acquiror from operating any of their respective businesses in substantially the same manner as operated prior to the date of this Agreement.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of the Company and Acquiror;

(b) by action of the Company Board or Acquiror if:

(i) the Merger is not consummated on or before March 31, 2011 (the “Initial Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; and provided further, that if the only condition to Closing under Article 7 that has not been satisfied on or before the Initial Date (except any conditions that are expected to be satisfied at Closing) is the expiration or early termination of the waiting period applicable to the Merger under the HSR Act, or the approval by a Governmental Entity or termination or expiration of a waiting period under any other applicable Antitrust Law, then the right to terminate this agreement pursuant to this Section 8.01(b)(i) shall not be available to any party prior to June 30, 2011 (the “Outside Date”);

(ii) the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable, provided that the terminating party shall have complied with its obligations under Article 6 in all material respects;

(iii) the Company Stockholder Approval is not obtained within six hours after execution of this Agreement;

(c) by the Company, if Acquiror or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Acquiror or Merger Sub contained herein fails to be true and correct, which breach or failure: (i) would give rise to the failure of a condition set forth in Sections 7.02(a) or 7.02(b), and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being cured, Acquiror or Merger Sub, as the case may be, is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after receiving written notice from the Company (provided that the

Company is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of the Company contained in this Agreement then fails to be true and correct such that the conditions set forth in Sections 7.03(a) or 7.03(b) could not then be satisfied); or

(d) by Acquiror, if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure: (i) would give rise to the failure of a condition set forth in Sections 7.03(a) or 7.03(b), and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being cured, the Company is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after receiving written notice from Acquiror (provided that Acquiror and Merger Sub is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Acquiror or Merger Sub contained in this Agreement then fails to be true and correct such that the conditions set forth in Sections 7.02(a) or 7.02(b) could not then be satisfied).

8.02 Effect of Termination. In the event of termination of this Agreement by either Acquiror or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 8.02 and Article 11, which provisions shall survive such termination indefinitely; provided, however, that no such termination (or any provision of this Agreement) shall: (i) relieve any party from liability for any damages for fraud or any willful and material breach by a party of any representation, warranty, covenant or agreement set forth in this Agreement, or (ii) have any effect on the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, (i) there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time, and (ii) except as provided above in this Section 8.03, no amendment of this Agreement shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement, or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Acquiror shall require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, action by the Company Board, or the duly authorized designee of the Company Board and, in the case of Acquiror or Merger Sub, a duly authorized officer. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE 9

INDEMNIFICATION

9.01 Survival of Representations and Warranties; Limitation on Claims. The representations and warranties in this Agreement and in any agreement or certificate delivered pursuant to this Agreement shall survive the Closing and shall terminate and expire on the Expiration Date. A Claim Notice with respect to an Indemnity Claim or a Tax Claim must be given prior to the Expiration Date, and after such date the Acquiror Group shall have no further right to make any Indemnity Claim, Tax Claim or an Offset with respect thereto (except to the extent a Claim Notice with respect to such Claim was given prior to such date).

9.02 Indemnification Claims. Subject to the terms and conditions of this Article 9 and Section 10.05, from and after the Effective Time, Acquiror’s claim against the Escrow Amount shall be the sole and exclusive source of funds available to compensate and reimburse Acquiror, Merger Sub, the Surviving Corporation, and/or any of their respective Affiliates, directors, officers and employees and the predecessors, successors and/or assigns of any of them (including, following the Effective Date, the Company) (collectively, the “Acquiror Group”) for the amount of all demands, claims, actions or causes of action, judgments, costs of settlement, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, “Damages”), asserted against, resulting from, imposed upon or incurred by any member of the Acquiror Group and which arise or are alleged to arise from, by reason of or resulting from, directly or indirectly (each, an “Indemnity Claim”) any of the following:

(a) any misrepresentation or inaccuracy of any representation or warranty of the Company contained in this Agreement (other than Section 3.19);

(b) any breach by the Company prior to the Effective Time of any covenant, agreement or obligation of the Company contained in this Agreement (other than in respect of Tax Claims);

(c) solely with respect to Claims asserted on or before December 31, 2011, any Claims made pursuant to Section 6.13;

(d) any failure by the Company to obtain prior to the Closing the consents and approvals listed in Section 9.02(d) of the Disclosure Letter (provided that any Indemnity Claim under this Section 9.02(d) shall be limited to the Damages directly attributable to such failure, without regard to any revenue anticipated from any renewals of, or replacement Contracts for, the Contracts listed in Section 9.2(d) of the Disclosure Letter); and

(e) any demand, claim, action, cause of action or the like made by any Person claiming to be an owner of any equity interest, stock or Purchase Rights of the Company which arises out of, or is based upon, having been the owner of any such interest, stock or Purchase Rights prior to the Closing (including, without limitation, under applicable securities Laws), and any costs and expenses related to the defense of any action, suit or proceeding with respect to Appraisal Shares under the DGCL.

9.03 General Procedures Applicable to Claims. (a) Any Claim asserted by a member of the Acquiror Group shall be valid only if the Acquiror or the Surviving Corporation (for and on behalf of such member of the Acquiror Group) notifies the Stockholder Representative in writing reasonably promptly after Acquiror determines that it has a reasonable basis for the Claim (a “Claim Notice”). Each Claim Notice shall specify the nature of the Claim, the applicable provision(s) of this Agreement under which the Claim arises and, if practicable, the amount of, or an estimate amount of, the Damages. No failure or delay in giving a Claim Notice and no failure to include any specific information or any reference to any provision of this Agreement under which the Claim arises shall affect the rights of a member of the Acquiror Group under this Agreement. Acquiror or the Surviving Corporation may send a copy of any Claim Notice to the Escrow Agent in accordance with the Escrow Agreement.

(b) In the event of the assertion or commencement by any Person of any demand, claim, action, cause of action or the like (whether against the Surviving Corporation, against Acquiror or against any other member of the Acquiror Group) for which a member of the Acquiror Group asserts an Indemnity Claim (a “Third Party Claim”), the aggrieved member of the Acquiror Group (the “Third Party Indemnitee”) shall inform the Stockholder Representative of all material details regarding such Third Party Claim known to the Third Party Indemnitee. The Stockholder Representative shall have the right, at his own expense, to participate in the defense of the Third Party Claim with counsel of his choice but without any right to control such defense. The Third Party Indemnitee shall not pay, or permit to be paid, any settlement of any Third Party Claim without the consent of the Stockholder Representative (which consent shall not unreasonably be withheld, delayed or conditioned). In the event of any Claim pursuant to this Article 9 (including any Third Party Claim), Acquiror shall provide, and shall cause the Surviving Corporation to provide, the Stockholder Representative with reasonable access to the Surviving Corporation’s personnel, assets, books and records, Tax Returns, work papers and any other documents and information relating to such Claim as the Stockholder Representative reasonably may request. Notwithstanding this Section 9.03(b), Section 10.03 shall govern any contest with respect to Taxes with any Governmental Entity.

9.04 Limitation of Liability. The Escrow Amount shall be the sole and exclusive source of recovery for Claims under this Agreement. Except for remedies that cannot be waived as a matter of Law and for injunctive and provisional relief, from and after the Closing, this Article 9 shall be the sole and exclusive remedy for breaches of this Agreement and any and all Claims arising thereby (including any covenant, obligation, representation or warranty contained in this Agreement or in the Escrow Agreement). Recovery for any Claims with respect to remedies that cannot be waived as a matter of Law shall, in all events, be made first against the Escrow

Amount and liability for any Claims in excess of the Escrow Amount shall be several and not joint among the Securityholders and limited to the Per Share Closing Payments and Per Share Deferred Payment(s) received by each such Securityholder.

9.05 Basket Amount. Notwithstanding any other provision of this Article 9 or Article 10, members of the Acquiror Group shall not be entitled to indemnification pursuant to Section 9.02 or Section 10.01(a) with respect to: (i) (A) any misrepresentation or inaccuracy of any representation or warranty (other than a misrepresentation or inaccuracy of the representations and/or warranties set forth in Sections 3.01, 3.02, 3.03 and 3.11) or (B) any Tax Claim, except to the extent that the aggregate amount of Damages suffered or incurred by members of the Acquiror Group exceed, on a cumulative basis, $1,000,000 (the “Basket Amount”), but once the Basket Amount is exceeded, then the Acquiror Group shall be entitled to indemnification with respect to all such Damages, including the Basket Amount, or (ii) any matter for which a reserve or liability is included in the final Closing Statement (to the extent of the reserve or liability so included in the final Closing Statement).

9.06 Insurance Proceeds. (a) The Acquiror Group shall not be entitled to indemnification to the extent that any Damages incurred by the Acquiror Group are reduced by the proceeds of any insurance actually received by the Acquiror Group (up to the amount of the coverage that would have been available with respect to such Damages under the insurance maintained by the Company immediately prior to the Effective Time) net of: (i) the reasonable costs and expenses incurred in obtaining payment of such insurance proceeds, and (ii) any retroactive premium adjustments with respect to such insurance as a result of such claim.

9.07 Claims Against the Escrow Amount; Arbitration. Except as provided in Section 2.05 with respect to any Adjustment Claims, Acquiror’s right to reimbursement from the Escrow Amount with respect to any Claim shall be final 30 days after Acquiror gives the Claim Notice to the Stockholder Representative and the Escrow Agent, unless within such 30-day period the Stockholder Representative sends Acquiror a written notice objecting to the Claim. To the extent the Stockholder Representative so disputes any Claim, Acquiror and the Stockholder Representative shall negotiate in good faith to resolve such Claim and, unless such Claim is resolved by mutual agreement between Acquiror and the Stockholder Representative within 30 days after such notice of objection is given either Acquiror or the Stockholder Representative may refer such Claim: (i) if the amount of the Claim is $1,000,000 or more, for arbitration in the Court of Chancery of the State of Delaware pursuant to Title 10, Section 349 of the Delaware Code, or (ii) if the amount of such Claim is less than $1,000,000, to the American Arbitration Association to be settled by arbitration conducted before a single arbitrator in (A) Dayton, Ohio, if the arbitration is sought by the Stockholder Representative, (B) in Indianapolis, Indiana, if the arbitration is sought by Acquiror or another member of the Acquiror Group, or (C) such other location as the parties may agree in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be instructed to deliver his award to Acquiror, the Stockholder Representative and the Escrow Agent. The award of the arbitrator shall be final and binding on the parties, and judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. No party shall be entitled to, and the arbitrator shall not be permitted to award, punitive damages. The fees and expenses of the arbitrator shall be apportioned between the parties by the arbitrator in accordance with the findings and results of the arbitration. Any award shall be a conclusive determination of the disputed matter, shall be final and binding upon the parties and shall not be contested by the parties. The determination of whether withholding consent is reasonable or unreasonable as provided in the last sentence of Section 10.02(a) and the next-to-last sentence of Section 10.03 shall be deemed to be a Claim for purposes of this Section 9.07.

9.08 Tax Benefits. For purposes of determining the extent of and limitations on indemnification under this Agreement, the amount of any Damages that may be subject to indemnification under this Agreement will be determined net of any Tax Benefit.

ARTICLE 10

TAX MATTERS

10.01 Indemnification Obligations With Respect to Taxes. (a) Subject to Section 9.05 and Section 10.05, Acquiror may make a Claim (a “Tax Claim”) against the Escrow Amount for Damages relating to, asserted against, resulting from, imposed upon or incurred by any member of the Acquiror Group and which arise or are alleged to arise from, by reason of or resulting from, directly or indirectly, any of the following: (i) all Taxes of the Company or any Subsidiary with respect to Pre-Closing Tax Periods; (ii) all Taxes of the Company or any Subsidiary under Federal Income Tax Regulation 1.1502-6 (or comparable provisions of state or local law or regulation) solely as a result of the Company or any Subsidiary having filed Tax Returns before the Closing Date on a consolidated, combined or unitary basis with any other Person; (iii) Taxes of any other Person for which responsibility is on the Company or any Subsidiary by Contract or otherwise; and (iv) any misrepresentation or inaccuracy of any representation or warranty made by the Company or any Subsidiary in Section 3.19 and any breach of any covenant, agreement or obligation of the Company with respect to Taxes contained in this Agreement, except to the extent such liabilities are otherwise indemnified pursuant to the foregoing clauses (i)–(iii). For purposes of this Section 10.01(a), Taxes relating to Company and a Subsidiary shall include any Taxes imposed on a predecessor entity and which the Company or Subsidiary is treated as a successor.

(b) For purposes of this Article 10, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including the Closing Date (“Pre-Closing Straddle Period”) and the portion of the Straddle Period beginning after the Closing Date shall be determined by assuming that the Straddle Period consists of two taxable years or periods, one of which ends at the close of the Closing Date and the other of which begins at the start of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis;” provided, however, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation; and (ii) Ad Valorem taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on a daily basis.

10.02 Tax Returns and Payment Responsibility. (a) With respect to all taxable periods ending on or before the Closing Date and any Straddle Period for which a Tax Return is required to be filed on or after the Closing Date (a “Pre-Closing Tax Return”), Acquiror will be responsible for and will cause to be prepared and duly filed all income Tax Returns of the

Company and any Subsidiary and all consolidated, combined or unitary Tax Returns that include the Company and any Subsidiary. Acquiror shall provide the Stockholder Representative with a copy of any Tax Return filed after the Closing Date that reflects operations and Taxes relating only to the Company or any Subsidiary (including a pro forma, if necessary) for any periods (including Straddle Periods) ending on or before the Closing Date but only if Acquiror makes a Tax Claim against the Escrow Amount pursuant to Section 10.01(a) with respect to any such period. The Acquiror shall not be permitted to make a Tax Claim against the Escrow Amount with respect to any Tax Return that it is responsible to file pursuant to this Section 10.02 if such Claim stems from taking a position on such a return that is not consistent with prior practice (unless required by Law) or stems from making an election under Federal Income Tax Regulation Section 1.1502-76(b)(2)(ii)(D). Any and all properly deductible Company Expenses shall be deducted in the Tax period of the Company ending on the Closing Date and Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) shall not apply to any such payments. For purposes hereof, “Company Expenses” shall mean the amounts payable in respect of Equity Awards pursuant to this Agreement and the employer portion of any payroll, social security, unemployment and any similar Taxes relating to payments to the holders of Equity Awards. To the extent that any Company Expenses are not permitted to be so deducted by applicable Law, they shall be deducted as soon as possible after the Closing. If any such deduction creates or increases a net operating loss of the Company, such net operating loss first shall be carried back to previous years to the greatest extent permitted by applicable law (and Acquiror shall not make an election under Section 172(b)(3) of the Code to waive the carryback of any such net operating loss) and then shall be carried forward to the greatest extent permitted by applicable Law. Neither the Acquiror nor the Company shall amend, modify or otherwise change any such Pre-Closing Tax Return without the prior consent of the Stockholder Representative if such amendment, modification or change could give rise to an indemnifiable claim under Section 10.01(a), which consent shall not be unreasonably withheld, conditioned or delayed, subject to a resolution of whether withholding consent is reasonable or unreasonable made pursuant to Section 9.07, if challenged by Acquiror.

(b) All Tax Returns that are to be prepared and filed by Acquiror pursuant to the preceding paragraph and that relate to Taxes for which a Tax Claim is made by Acquiror pursuant to Section 10.01(a) shall be submitted to the Stockholder Representative not later than 15 days prior to the due date for the filing of such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date).

(c) Consolidated Return. The Acquiror shall file a consolidated U.S. federal income Tax Return for the affiliated group (within the meaning of Code Section 1504) that will include the Company and its Subsidiaries for periods starting after the Closing Date. The parties hereto acknowledge and agree that, as a consequence of the transactions contemplated hereby, (i) the taxable year of the Company shall close for U.S. federal income tax purposes at the end of the day on the Closing Date, (ii) to the extent applicable Law in other taxing jurisdictions so permits, the taxable year of the Company shall close at the end of the day on the Closing Date, and (iii) all federal, state, provincial, local and foreign Tax Returns shall be filed consistently on the foregoing basis.

(d) The Acquiror shall not be permitted to make a Tax Claim against the Escrow Amount for any Tax liability resulting from an election made under Section 338(g) of the Code in connection with the Merger.

(e) Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any proceedings relating to the Tax liabilities imposed on the Company or a Subsidiary for which a Tax Claim could be made, Acquiror or the Company, on the one hand, and the Stockholder Representative, the Securityholders, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities that could relate to a Tax Claim.

10.03 Contest Provisions. The Stockholder Representative can elect to represent the interests of the Company (in a good faith manner) in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period ending on or before the Closing Date (including a Straddle Period) for which a Tax Claim against the Escrow Amount could be made under Section 10.01(a), and to employ counsel of its choice, at its expense, to defend the position against the Governmental Authority provided that the Stockholder Representative shall summarize the course of any such action and the Acquiror can participate in any such action at its expense. Notwithstanding the foregoing, the Stockholder Representative shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Claim regarding Taxes of the Company or a Subsidiary that would be paid from the Escrow Amount without the prior written consent of the Acquiror, which consent shall not be unreasonably withheld, subject to a resolution of whether withholding consent is reasonable or unreasonable made pursuant to Section 9.07, if challenged by the Stockholder Representative. With respect to any Tax matter relating to a Pre-Closing Tax Period for which a Tax Claim will not be made, Acquiror shall have the sole right to represent the interests of the Company and any Subsidiary.

10.04 Tax Treatment of Post-Closing Adjustments. All Adjustment Claims and Indemnity Claims shall be treated as an adjustment to the amount paid for the Securities for tax purposes.

10.05 Limitation. Acquiror shall be entitled to make a Tax Claim against the Escrow Amount only to the extent that Acquiror has to make a payment to any Governmental Authority (or to any Person as reimbursement for a payment made to a Governmental Authority) with respect to a Pre-Closing Tax Period and only to the extent that the amount of such Tax Claim exceeds the amounts included in the calculation of the final Working Capital Adjustment with respect to such item. A Tax Claim shall include all reasonable attorneys’ and accountants’ fees, costs and other out-of-pocket expense incurred by Acquiror in connection with the matters covered by the Tax Claim.

10.06 Termination of Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, the Company and each Subsidiary shall take action to cease and terminate, any Tax allocation or Tax Sharing Agreement (other than between the Company and any wholly-owned Subsidiary) effective at the Effective Time, and all obligations thereunder shall terminate and no additional payments shall be made under any such allocation or agreement after the Effective Time, except with respect to any claims in effect as of such termination.

ARTICLE 11

MISCELLANEOUS

11.01 Stockholder Representative. (a) Mark Koulogeorge (the “Stockholder Representative”) shall be authorized and empowered to fulfill the role of Stockholder Representative under this Agreement. In the event of the death, resignation or incapacity of the Stockholder Representative, his or her successor shall be appointed by a majority in interest of the holders of Company Stock (determined as of immediately prior to the Effective Time) within 30 days of such death, resignation or incapacity. A resignation of the Stockholder Representative shall not be effective until a successor Stockholder Representative has been appointed, and has accepted such appointment. The decisions and actions of any successor Stockholder Representative shall be, for all purposes, those of a Stockholder Representative as if originally named herein.

(b) The Stockholder Representative hereby is irrevocably constituted and appointed: (i) to take all actions on behalf of the Securityholders in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to administer, receive and distribute all payments and distributions, (iii) to receive, respond to and settle all other notices, communications and matters directed to the Securityholders under this Agreement or an Ancillary Agreement, (iv) to take any action (or to determine to take no action) with respect to this Agreement or an Ancillary Agreement or any other transactions contemplated by this Agreement, an Ancillary Agreement or any of the foregoing enumerated matters, and (v) to execute and deliver all instruments and documents of every kind incident to the foregoing for all intents and purposes and with the same effect as the Securityholders could do personally.

(c) The death or incapacity of any Securityholder shall not terminate the authority and agency of the Stockholder Representative.

(d) The Stockholder Representative shall not be liable to any holder of any Securities or for any act done or omitted under this Agreement or any Ancillary Agreement, in its capacity as Stockholder Representative. The Securityholders shall severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholder Representative. The Company shall be entitled to deposit a total of $100,000 from amounts otherwise payable to the Securityholders pursuant to this Agreement to an account (which may be non-interest bearing) maintained by the Stockholder Representative (the “Expense Fund”) for the fees and expenses of the Stockholder Representative incurred in connection with this Agreement. At the discretion of the Stockholder Representative, any balance of the Expense Fund not used for payment of fees and expenses as described above will be returned to the Securityholders based on their respective pro rata share of the of the Adjusted Merger Consideration paid pursuant to this Agreement.

(e) The Stockholder Representative may elect to receive payments, exclusively from the Deferred Payment Amount(s) payable to the Securityholders Affiliated with the Stockholder Representative and actually available for distribution (after payment of any Claims and subject to any Claim Reserve), in an amount equal to the proceeds necessary to ensure (i) reimbursement of all expenses, direct and indirect, related to serving on the Company Board not reimbursed by the Company as of the Effective Date and (ii) director compensation in an amount equal to all other non management members of the board of directors. The Stockholder Representative shall present to the Escrow Agent a statement of such amounts, together with a certification from the Affiliated Securityholders that they agree with such payment amounts. To the extent the Deferred Payment(s) payable to the Securityholders Affiliated with the Stockholder Representative are not sufficient to pay such amounts in full, there shall be no obligation on the part of the Escrow Agent to pay any such excess amounts to the Stockholder Representative. All such payments shall be in accordance with the provisions of Article 2 and the terms of the Escrow Agreement.

11.02 Waiver. Either Acquiror, on the one hand, or the Company, on the other, may, by written notice to the other: (a) extend the time for performance of any of the obligations or other actions of the other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of such other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement. The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.03 Entire Agreement; Amendment. This Agreement, including any exhibits, schedules, the Disclosure Letter and any documents referred to herein (which exhibits, schedules, Disclosure Letter and documents are incorporated herein by this reference) shall constitute the complete and entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous oral and written negotiations and commitments and any other writings with respect to such subject matter. This Agreement can be modified or amended only by a writing duly executed by Acquiror, the Company and, after the Closing, the Stockholder Representative.

11.04 Further Assurances. From time to time, as and when requested by any party hereto, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

11.05 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, as applicable to agreements executed and entirely performed in such state.

11.06 Interpretation. The headings contained in this Agreement are for convenience of reference only and shall in no way affect the meaning or interpretation of this Agreement. Unless the context of this Agreement expressly otherwise indicates, any singular term in this Agreement will include the plural, and any plural term will include the singular.

11.07 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered personally, (ii) the next business day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (iii) three business days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (iv) upon delivery if sent by electronic mail:

If to Acquiror:

General Counsel/Notices

Teradata Corporation

10000 Innovation Drive

Miamisburg, Ohio 45342

Attn: Legal Notices

Email: Lawnotices@teradata.com

With a required copy to:

Thompson Hine LLP

2000 Courthouse Plaza N.E.

Dayton, Ohio 45401-8801

Attention: David A. Neuhardt, Esq.

Email: David.Neuhardt@ThompsonHine.com

If to the Company:

Aprimo, Inc.

900 East 96th Street, Suite 400

Indianapolis, Indiana 46240

Attention: President and General Counsel

Email: Bill.Godfrey@aprimo.com

            George.Lawrence@aprimo.com

With a required copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Attention: David J. Powers

Email: dpowers@goodwinprocter.com

If to the Stockholder Representative:

Mark Koulogeorge

MK Capital

1033 Skokie Blvd.

Suite 430

Northbrook, Illinois 60062

Email: Mark@mkcapital.com

With a required copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Attention: David J. Powers

Email: dpowers@goodwinprocter.com

Any party or other recipient may from time to time change its address and facsimile number for purposes of this Agreement by giving notice of such change as provided herein.

11.08 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

11.09 Parties in Interest; Assignment. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

11.10 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and: (i) to the extent provided in Article 9, the Acquiror Group, and (ii) to the extent provided in Section 6.09, the past and present directors and officers of the Company.

11.11 Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as, and only so long as, the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any determination that any provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

11.12 Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 8, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.

11.13 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER, OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereto: (a) certifies that no representative or agent of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 11.13.

ARTICLE 12

DEFINITIONS

12.01 Definitions. For all purposes of this Agreement, the terms set forth below shall be defined as follows:

“Accounting Firm” has the meaning given that term in Section 2.05(e).

“Acquiror” has the meaning given that term in the preamble to this Agreement.

“Acquiror Group” has the meaning given that term in Section 9.02.

“Adjusted Merger Consideration” has the meaning given that term in Section 2.01(b)(iii).

“Adjustment Claim” has the meaning given that term in Section 2.01(c)(ii).

“Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries is in control of, controlled by, or under common control with, such specified Person.

“Aggregate Claims” has the meaning given that term in Section 2.01(d).

“Agreement” means this Agreement and Plan of Merger.

“Ancillary Agreement” means any agreement or instrument to be executed and delivered by the Company, one or more Securityholders, and/or any other Person, on the one hand, and Acquiror, Merger Sub, and/or the Surviving Corporation, on the other, pursuant to this Agreement.

“Antitrust Laws” has the meaning given that term in Section 6.02(c).

“Appraisal Shares” has the meaning given that term in Section 2.04.

“Balance Sheet Date” means September 30, 2010.

“Basket Amount” has the meaning given that term in Section 9.05.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, Miamisburg, Ohio or Indianapolis, Indiana are authorized or required by Law to be closed.

“Capex Plan” has the meaning given that term in Section 3.08(o).

“Certificate of Merger” has the meaning given that term in Section 1.03.

“Certificates” means certificates representing any shares of Company Stock.

“Change” has the meaning given that term in Section 6.02(g).

“Claim” means an Adjustment Claim or an Indemnity Claim.

“Claim Notice” has the meaning given that term in Section 9.03.

“Claim Reserve” means the aggregate amount (based on a reasonable good faith estimate by Acquiror) of all pending Indemnity Claims that, as of the Interim Distribution Date or the Expiration Date (as the case may be), have not yet finally been resolved and/or for which the full amount of Damages has not finally been determined and is not yet determinable.

“Closing” has the meaning given that term in Section 1.02.

“Closing Date” has the meaning given that term in Section 1.02.

“Closing Debt” means the amount of Indebtedness of the Company and its Subsidiaries outstanding as of the Effective Time.

“Closing Net Working Capital” has the meaning given that term in Section 2.05(c).

“Closing Payment Amount” has the meaning given that term in Section 2.01(b)(ii).

“Closing Statement” has the meaning given that term in Section 2.05(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code Scrub Requirements” has the meaning given that term in Section 6.12.

“Common Stock” means the Company’s common stock, $0.001 par value per share.

“Common Stock Equivalent” means, for the outstanding Securities of the Company: (i) for each share of Common Stock outstanding immediately prior to the Effective Time, one share; (ii) for each share of Series A Preferred Stock outstanding immediately prior to the Effective Time, 1.63492 shares; (iii) for each share of Series A1 Preferred Stock outstanding immediately prior to the Effective Time, one share; (iv) for each share of Series A2 Preferred Stock outstanding immediately prior to the Effective Time, one share; (v) for each share of Series B Preferred Stock outstanding immediately prior to the Effective Time, one share; (vi) for each vested Option outstanding immediately prior to the Effective Time, the number of shares of Common Stock that may be acquired upon exercise of such vested Option; (vii) for each Common Warrant outstanding immediately prior to the Effective Time, the number of shares of Common Stock that may be acquired upon exercise of such Common Warrant; (viii) for each Series A2 Warrant outstanding immediately prior to the Effective Time, the number of shares of Series A2 Preferred Stock that may be acquired upon exercise of such Series A2 Warrant and (ix) for each RSU outstanding immediately prior to the Effective Time, the number of shares of Common Stock that may be acquired upon vesting and settlement of such RSU.

“Common Warrants” means the warrants to purchase Common Stock issued by the Company.

“Company” has the meaning given that term in the preamble to this Agreement.

“Company Board” has the meaning given that term in the preamble to this Agreement.

“Company Bylaws” has the meaning given that term in Section 3.01.

“Company Certificate” has the meaning given that term in Section 3.01.

“Company Copyrights” has the meaning given that term in Section 3.14(e).

“Company Feature” has the meaning given that term in Section 3.14(a).

“Company Indemnified Parties” has the meaning given that term in Section 6.09.

“Company Intellectual Property” means the Owned Intellectual Property and all Intellectual Property licensed by the Company or any Subsidiary from another Person.

“Company Multiemployer Pension Plan” has the meaning given that term in Section 3.20(c).

“Company Net Names” has the meaning given that term in Section 3.14(g).

“Company Patent” has the meaning given that term in Section 3.14(c).

“Company Patent Application” has the meaning given that term in Section 3.14(c).

“Company Stock” means the Common Stock and the Preferred Stock.

“Company Stockholder Approval” has the meaning given that term in Section 6.03.

“Company Trade Secret” has the meaning given that term in Section 3.14(f).

“Company Trademarks, Trade Names, and Service Marks” has the meaning given that term in Section 3.14(d).

“Confidentiality Agreement” means the Nondisclosure Agreement between the Acquiror and the Company dated as of March 10, 2010, as amended by the Letter Agreement between the Acquiror and the Company dated as of November 17, 2010.

“Consent” means any consent, approval, clearance, waiver, waiting period expiration, Permit, or order.

“Contract” means any agreement, contract, indenture, loan, note, mortgage, instrument, lease, license, or binding understanding or obligation.

“Current Assets” has the meaning given that term in Section 2.05(b)(i).

“Current Liabilities” has the meaning given that term in Section 2.05(b)(ii).

“Damages” has the meaning given that term in Section 9.02.

“Delaware Secretary of State” has the meaning given that term in Section 1.03.

“DGCL” has the meaning given that term in Section 1.01.

“Disclosure Letter” means the disclosure letter of even date herewith from the Company to Acquiror.

“Effective Time” has the meaning given that term in Section 1.03.

“Employee Plans” means collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (the “Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, termination, change in control, disability, vacation, death benefit, hospitalization, medical, dental, life insurance or other material compensation or benefit plans, arrangements, policies, Contracts, programs or understandings providing compensation or benefits (other than foreign or domestic statutory programs), in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any

Subsidiary or any other Person that, together with the Company is treated as a single employer under Section 414 of the Code (each, a “Company Commonly Controlled Entity”) for the benefit of any current or former directors, officers, employees, independent contractors or consultants of the Company or any Subsidiary or with respect to which the Company or any Company Commonly Controlled Entity has any liability (contingent or otherwise), and (B) all employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between the Company or any Subsidiary and any current or former directors, officers, employees, independent contractors or consultants of the Company or any Subsidiary.

“Encumbrance” means any lien, mortgage, pledge, charge, security interest, assessment, option, right of first refusal or other similar encumbrance upon, or conditional assignment of, any property or assets.

“Environmental Laws” means any Law or Permit related to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the manufacture, use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. “Environmental Laws” include, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C. §9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq., the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; all comparable state and local Laws (in each case, which was in effect on the Closing Date); and any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance as of the Closing Date.

“Equity Awards” means the outstanding Options and the outstanding RSUs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo (or such other bank or trust company as Acquiror and the Company mutually may designate prior to the Effective Time).

“Escrow Agreement” means the Escrow Agreement being entered into at the Closing by Acquiror, Escrow Agent and the Stockholder Representative.

“Escrow Amount” means $50,000,000, which shall be available under the Escrow Agreement to satisfy Adjustment Claims and Indemnity Claims.

“Estimated Adjustment Amounts” has the meaning given that term in Section 2.05(a).

“Estimated Adjustment Schedule” has the meaning given that term in Section 2.05(a).

“Estimated Merger Consideration” has the meaning given that term in Section 2.01(b)(i).

“Exchange Agent” means Wells Fargo (or such other bank or trust company as Acquiror and the Company mutually may designate prior to the Effective Time).

“Exchange Fund” has the meaning given that term in Section 2.02(a).

“Exercise Cash” means the amount of cash actually received by the Company from the exercise of Options and Warrants after November 17, 2010 and prior to the Effective Time, up to a maximum of $1,115,000.

“Expiration Date” means the date that is 18 months after the Closing Date.

“Federal Income Tax Regulation” means a regulation issued by the Internal Revenue Service pursuant to authority granted under the Code.

“Financial Statements” means: (i) the audited consolidated balance sheets and statements of income, cash flows and retained earnings of the Company at and for the years ended December 31, 2009 and December 31, 2008, a copy of which is included in Section 3.06 of the Disclosure Letter, (ii) the unaudited consolidated balance sheet and statements of income, cash flows and retained earnings of the Company at and for the nine months ended September 30, 2010, a copy of which is included in Section 3.06 of the Disclosure Letter, and (iii) any other financial statement of the Company delivered to Acquiror pursuant to Section 6.10.

“Fully Diluted Shares” means, as of immediately prior to the Effective Time, the aggregate number of: (i) shares of Common Stock outstanding, (ii) the number of shares of Common Stock issuable upon conversion of the outstanding Preferred Stock, (iii) the number of shares of Common Stock issuable (including deemed issuances pursuant to the RSUs) upon exercise of vested outstanding Equity Awards (after giving effects to any acceleration of vesting by reason of the Merger), (iv) the number of shares of Common Stock issuable upon exercise of the Common Warrants, and (v) the number of shares of Common Stock issuable upon conversion of the Series A2 Preferred Stock issuable upon exercise of the Series A2 Warrants.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any nation, state, city, locality, municipality, or other political subdivision and any body or authority exercising judicial, legislative, regulatory or administrative functions for any of the foregoing (including, without limitation, any agency, department, board or commission).

“Hazardous Substance” means any material or substance that is listed, defined, designated or classified as hazardous, toxic, radioactive, or otherwise is regulated, under any Environmental Law, whether by type or by quantity. Hazardous Substances include, without limitation, petroleum products and any derivative or by-product thereof, asbestos, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums): (i) for borrowed money (including overdraft, working capital or other credit facilities), (ii) for the deferred purchase price of property, goods or services, (iii) evidenced by a promissory note, mortgage, bond, indenture or other similarly instrument, (iv) under agreements for interest rate protection swaps, collars, hedge or other derivatives, (v) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by), an Encumbrance on any of the assets of the specified Person, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities or surety, performance or bid bonds, (vii) arising under any conditional sale or other title retention Contract, or (viii) in the nature of guarantees of the obligations described in clauses (i) through (vii) above of any other Person, in each case, other than accounts payable or trade payables or accruals in the ordinary course of business consistent with past practice determined in accordance with GAAP.

“Indemnity Claim” has the meaning given that term in Section 9.02.

“Initial Date” has the meaning given that term in Section 8.01.

“Intellectual Property” means the name “[Aprimo]” and all derivations thereof, all patents, patent applications, patent disclosures, inventions and designs that are not disclosed in any patent, patent application or patent disclosure, trademarks, trademark registrations, service marks, trade names, brand names, logos, domain names, copyrights, copyright registrations and applications, rights in Software (including source code and documentation), databases, data, collections, compilations, content, documents, drawings and processes (in each case, consisting of patents, trademarks, service marks, trade names, brand names, logos, domain names, copyrights or trade secrets) and all other intellectual property (tangible or intangible), inventions, know-how, confidential business information, Trade Secrets and formulae and all registrations and applications for any of the foregoing, and all goodwill associated with any of the foregoing.

“Intellectual Property License” means any Contract or arrangement under which the Company or any Subsidiary: (i) obtains any right to use Intellectual Property or to provide such Intellectual Property to any other Person, other than with respect to commercially available software products under standard end-user object code license agreements each of which is made available for a total cost of less than $5,000, or (ii) provides to any other Person any right to use any Company Intellectual Property or to provide such Company Intellectual Property to any other Person.

“Interim Distribution Date” means the date that is 13 months after the Closing Date.

“IRS” means the United States Internal Revenue Service.

“Judgment” means a judgment, settlement, writ, order or decree of any court or other Governmental Entity.

“Knowledge of the Company” means that the statement qualified by those words is accurate, to the knowledge of any of William Godfrey, George Lawrence, Lisa Arthur, Robert Boehnlein, John Stammen, Umesh Singh, Anton Papp, Kim Kean, Colin Cunningham, Stuart White, Matt Severt, Mike Reynolds, Jason Lapointe, Tim Sublette or Darren DelDuco, after due inquiry.

“Law” means applicable laws, statutes, ordinances, decisional law, regulations, rules, judgments, order and decrees of Governmental Entities.

“Leased Personal Property” has the meaning given that term in Section 3.09(b).

“Leased Real Property” has the meaning given that term in Section 3.10(a).

“Legal Restraints” has the meaning given that term in Section 7.01c).

“Management Agreement” means any agreement, commitment or arrangement between or among the Company, any Subsidiary, and any Securityholder and/or any of their Affiliates under which the Company or any Subsidiary has any obligation or liability.

“Material Adverse Effect” means any event or development that materially and adversely affects, or is reasonably likely to materially and adversely affect: (i) the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or any Ancillary Agreement. In furtherance of and not in limitation of the foregoing, a change having a Material Adverse Effect shall be considered to have occurred or been sustained in the event of a change in the nature or extent of litigation or claims by or against the Company or a Subsidiary or a diminishment in the amount or scope of insurance coverage applicable to litigation or claims (including, without limitation, as a result of denial or withdrawal of coverage by an insurer) if such change or diminishment has a material adverse effect on the business, properties, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. Notwithstanding the foregoing, a Material Adverse Effect shall not include (A) changes arising out of or resulting from generally applicable economic, regulatory or political conditions or the securities markets or changes generally applicable to the Company’s industry; (B) any change resulting from actions in accordance with the terms of this Agreement or taken at the direction or request of the Acquiror; (C) any change demonstrably resulting from the announcement or consummation of the Merger, this Agreement or the transactions contemplated hereby, including, but not limited to, any employee attrition, impact on revenues and relationship with suppliers and customers; (D) any change resulting from acts of God, earthquakes, hostilities, acts of sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of sabotage or terrorism or military actions; or (E) any change resulting from changes in Law or accounting rules.

“Material Contract” means and includes any of the following Contracts, whether written or oral, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective property or assets may be bound: (i) any lease relating to any Leased Real Property; (ii) any lease relating to any Leased Personal Property with payments of more than $20,000 in the aggregate during calendar year 2009 (or reasonably expected during calendar year 2010) and all ancillary agreements pertaining thereto; (iii) any franchise, dealer, sales agent or other distribution agreement pursuant to which the Company or any Subsidiary sells or otherwise distributes or subcontracts its products or services or pursuant to which any other Person sells or otherwise distributes or subcontracts any such products or services of the Company or any Subsidiary for a consideration of more than $10,000 in the aggregate during calendar year 2009 (or reasonably expected during calendar year 2010); (iv) any supply or purchase agreement or other similar binding arrangement or understanding pursuant to which the Company or any Subsidiary is obligated to purchase goods or services for a consideration of more than $50,000 in the aggregate during calendar year 2010; (v) any purchase order or other Contract involving the sale, license or other disposition of goods or services by the Company or any Subsidiary pursuant to which the Company or any Subsidiary received consideration of more than $50,000 in the aggregate during calendar year 2009 (or reasonably expected during calendar year 2010) or provides Intellectual Property or computer or network infrastructure that cannot be replaced within 15 days at no increase in cost; (vi) any Intellectual Property License other than agreements with customers covered by clause (v) of this definition (determined without regard to any exclusion or threshold set forth in any such other clause); (vii) any Contract that restricts the conduct by the Company or any Subsidiary of any line of business or which imposes a confidentiality obligation upon the Company or any Subsidiary, other than (in the case of agreements with confidentiality obligations) agreements with customers, potential customers or channel partners and agreements of a nature covered by another clause in this definition (determined without regard to any exclusion or threshold set forth in any such other clause); (viii) any Contract with or benefiting any director, officer or stockholder of the Company or any Subsidiary; (ix) any Contract, indenture or other instrument relating to the borrowing of money by the Company or any Subsidiary or any Indebtedness of the Company or any Subsidiary; (x) any Contract pursuant to which the Company or any Subsidiary is obligated to lend money or make advances to any Person; (xi) any Contract to guarantee the obligations of, any Person (including, without limitation, the Company or any Subsidiary or any of their directors or officers or any family member of any officer or director); (xii) any Contract to indemnify or exonerate from liability any Person, other than agreements with customers, potential customers or channel partners and agreements of a nature covered by under another clause in this definition (determined without regard to any exclusion or threshold set forth in any such other clause), (xiii) any Tax Sharing Agreement; (xiv) any agreement or other Contract relating to the operation, ownership or control of the Company or any Subsidiary (including, without limitation, with respect to the voting or disposition of any securities of the Company or any Subsidiary); (xv) any Employee Plan; (xvi) any power of attorney relating to the Company or any Subsidiary; (xvii) any Management Agreement; and (xviii) any other Contract to which the Company or any Subsidiary is a party or by which it is bound that is material to the businesses presently conducted by the Company and the Subsidiaries, other than this Agreement.

“Merger” has the meaning given that term in Section 1.01.

“Merger Sub” has the meaning given that term in the preamble to this Agreement.

“Merger Sub Common Stock” means the common stock, $0.001 par value per share, of Merger Sub.

“Non-U.S. Subsidiary” is any Subsidiary that is created or organized in or under the Laws of a jurisdiction other than the United States or a state of the United States.

“Notice of Disagreement” has the meaning given that term in Section 2.05(d).

“Offset” means the aggregate amount disbursed from the Escrow Amount to satisfy an Indemnity Claim or an Adjustment Claim.

“Open Source Material” has the meaning given that term in Section 3.14(j).

“Option Plans” means the Company’s 2007 Stock Option and Incentive Plan and the Company’s 1998 Employee Stock Option Plan, each as in effect on the date of this Agreement.

“Options” means options to purchase Common Stock granted pursuant to the Option Plans.

“Outside Date” has the meaning given that term in Section 8.01.

“Owned Intellectual Property” means all of the Intellectual Property owned by the Company or any Subsidiary.

“Owned Personal Property” means all computers, equipment, furniture, furnishings, tools, vehicles and other tangible personal property owned by the Company or any Subsidiary.

“Per Share Closing Payment” has the meaning given that term in Section 2.01(a)(iii).

“Per Share Deferred Payment(s)” has the meaning given that term in Section 2.01(e).

“Per Share Expiration Date Payment” has the meaning given that term in Section 2.01(d).

“Per Share Final Payment” has the meaning given that term in Section 2.01(e).

“Per Share Interim Payment” has the meaning given that term in Section 2.01(d).

“Per Share Payment Amounts” has the meaning given that term in Section 2.01(a)(iii).

“Permit” means any license, permit, approval or authorization of a Governmental Entity.

“Permitted Encumbrance” means (i) liens with respect to current Taxes, governmental charges and levies not yet delinquent or which are being contested in good faith by appropriate and timely proceedings, (ii) liens of carriers, warehousemen, mechanics, materialmen and landlords (A) incurred in the ordinary course of business for sums not overdue or (B) being diligently contested in good faith by appropriate proceedings and, in the case of clause (B), for which a liability (including, without limitation, the estimated cost of contesting such matter) appears in Section 3.10 of the Disclosure Letter, and (iii) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, joint venture, trust, estate, unincorporated organization, labor union, Governmental Entity or any other entity.

“Pre-Closing Tax Periods” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Return” has the meaning given that term in Section 10.02(a).

“Preferred Stock” means the Series A Preferred Stock, the Series A1 Preferred Stock, the Series A2 Preferred Stock and the Series B Preferred Stock.

“Proprietary Rights Agreement” has the meaning given that term in Section 3.14(b).

“Purchase Rights” means subscriptions, options, warrants, scrip, rights, calls, convertible securities, commitments, binding promises or any other similar agreements or arrangements of any character, in each case granted by or binding upon the Company or any Subsidiary.

“Release” means any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping into the ambient air, surface water, groundwater, soil, sediment or land.

“Required Consents” has the meaning given that term in Section 7.03(e).

“Revolving Credit Obligations” means the Company’s obligations under its revolving credit facility with Silicon Valley Bank.

“RSUs” means outstanding deferred stock awards granted under the Company’s 2007 Stock Option and Incentive Plan.

“Securities” means the Common Stock, the Preferred Stock, the Equity Awards and the Warrants.

“Securityholders” means the Persons holding Company Stock, Equity Awards and/or Warrants at the Effective Time.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, $0.001 par value per share.

“Series A1 Preferred Stock” means the Company’s Series A1 Preferred Stock, $0.001 par value per share.

“Series A2 Preferred Stock” means the Company’s Series A2 Preferred Stock, $0.001 par value per share.

“Series A2 Warrants” means the warrants to purchase Series A2 Preferred Stock issued by the Company.

“Series B Preferred Stock” means the Company’s Series B Preferred Stock, $0.001 par value per share.

“Share” means a share of Common Stock or Preferred Stock that is outstanding at the Effective Time.

“Software” means all computer programs and computer software and all documentation (including, without limitation, user and training manuals), specification materials and any materials associated therewith (including, without limitation, all associated rights in source code, object code and files).

“Stockholder Representative” has the meaning given that term in Section 11.01.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means any corporation, limited liability company or other entity of which the Company (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock, membership interests or other equity interests.

“Surviving Corporation” has the meaning given that term in Section 1.01.

“Takeover Proposal” has the meaning given that term in Section 6.04.

“Target Working Capital” means $50,000,000.

“Tax” or “Taxes” means any foreign, federal, state or local income, gross receipts, occupation, environmental (including taxes under Section 59A of the Code), customs, duties, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, franchise, real property, personal property, business and occupation, capital stock, stamp, transfer, workman’s compensation, amount related to Tax abatement and other Tax preferential treatment or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto (whether disputed or not), liability for Taxes of any other Person imposed on the Company: (i) under Federal Income Tax Regulation §1.1502-6 (or any similar provision of state, local or foreign Tax law) or otherwise as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, and (ii) as a successor by Contract or otherwise as a result of being a party to any agreement or a transfer of any express or implied obligation to indemnify any other Person.

“Tax Benefit” means the present value of any refund, credit, reimbursement or reduction in otherwise required Tax payments, which present value shall be computed as of the first date on which the right to the refund, credit or other Tax reduction arises or is reasonably estimated to be actually realized, whichever is later, (i) using the Tax rate applicable to the highest level of income with respect to such Tax under applicable Tax laws on such date and (ii) using the interest rate on such date imposed on corporate deficiencies paid within thirty (30) days of a notice of proposed deficiency under the Code or other applicable Tax laws.

“Tax Claim” has the meaning given that term in Section 10.01(a).

“Tax Return” means any return, report, declaration, claim for refund, estimate, election, or information statement or bill relating to any Tax, including any schedule or attachment thereto and any amendment thereto.

“Tax Sharing Agreement” means any agreement to which the Company or any Subsidiary is a party with respect to the allocation or sharing of Taxes among taxpayers.

“Third Party Claim” has the meaning given that term in Section 9.03(b).

“Trade Secret” means all confidential information, financing and marketing information, technology, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies, and rights to sue for past infringement thereof.

“280G Payment” has the meaning given that term in Section 6.03.

“Update Notice” has the meaning given that term in Section 6.02(g).

“Warrants” means the Common Warrants and the Series A2 Warrants.

“Working Capital Adjustment” means has the meaning given that term in Section 2.05(c).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first written above.

“Acquiror”

TERADATA CORPORATION

By
Stephen M. Scheppmann
Executive Vice President and
Chief Financial Officer

“Merger Sub”

TDC MERGER SUB, INC.

By
Stephen M. Scheppmann
Vice President

“Company”

APRIMO, INC.

By
William M. Godfrey
President and Chief Executive Officer

INITIAL STOCKHOLDER REPRESENTATIVE

The undersigned individual is executing this Agreement as of the date first set forth above solely for the purpose of agreeing to perform the obligations of the “Stockholder Representative” under this Agreement (including, without limitation, the obligations set forth in Section 11.01 of this Agreement) and to enforce the rights and privileges granted to the Stockholder Representative hereunder.

Mark Koulogeorge

LIST OF OMITTED SCHEDULES AND

AGREEMENT TO PROVIDE TO COMMISSION

The following is a list of the schedules to the Agreement and Plan of Merger among Teradata Corporation, Aprimo, Inc and TDC Merger Sub, Inc. (by reference to section headings of the disclosure letter provided by Aprimo, Inc.) which have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Teradata Corporation will provide the omitted schedules to the Commission upon request.

Section 3.01

Organization, Standing and Power

Section 3.02

Subsidiaries

Section 3.03(b)

Capital Structure

Section 3.03(c)

Capital Structure

Section 3.03(d)

Capital Structure

Section 3.03(e)

Capital Structure

Section 3.04

Authority; Execution and Delivery; Enforceability

Section 3.05

Consents and Approvals; No Violation

Section 3.06

Financial Statements

Section 3.07

Undisclosed Liabilities

Section 3.08

Absence of Certain Changes or Events

Section 3.09

Personal Property

Section 3.10

Real Property

Section 3.11

Title to Assets and Sufficiency of Assets

Section 3.12

Prepaid Assets

Section 3.13

Accounts Receivable; Accounts Payable and Accrued Liabilities

Section 3.14(a)

Intellectual Property and Software

Section 3.14(b)

Excepted Employees/Consultants

Section 3.14(c)

Intellectual Property and Software

Section 3.14(d)

Trademark Exceptions

Section 3.14(e)

Copyright Exceptions

Section 3.14 (g)

Intellectual Property and Software

Section 3.14 (h)

Third Party Exceptions

Section 3.14 (j)

Open Source Material

Section 3.14 (k)

Released Software

Section 3.15

Customers and the Business

Section 3.16

Material Contracts

Section 3.17

Litigation; Pending Decrees

Section 3.18

Legal Compliance; Permits and Licenses

Section 3.19

Taxes

Section 3.20

Employee Plans

Section 3.21

Labor Matters

Section 3.22

Environmental Matters

Section 3.23

Insurance

Section 3.24

Certain Transactions

Section 3.25

Certain Business Relationships, Etc.

Section 3.25(c)

Absence of Refund Obligations

Section 3.28

Certain Fees and Liabilities

Section 5.01

Conduct of Business

Section 6.12

Code Scrub Cleanup

Section 6.13

Scalability Testing

Section 7.03(e)

Required Consents

Section 9.02(d)

Consents to be Obtained